Exhibit 10.1

Execution Version

PIPEBOX LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

Dated as of December 30, 2024

THE UNITS ISSUED UNDER THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER THE ACT OR PURSUANT TO AN EXEMPTION FROM THE ACT AND THE APPLICABLE STATE ACTS, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN, INCLUDING THE PROVISIONS OF Article IX.

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SCHEDULES

Schedule I

Schedule II

Schedule III

Schedule IV

Schedule V

Schedule VI

Schedule VII

EXHIBITS

Exhibit A: Initial Budget

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PIPEBOX LLC

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of PipeBox LLC, a Delaware limited liability company (the “Company”), is made and entered into as of December 30, 2024 (the “Execution Date”), by and between EQM Midstream Partners, LP, a Delaware limited partnership (“EQM”), Pibb Member LLC, a Delaware limited liability company (“Sponsor”), and, solely for the purposes of Article XII (and, to the extent necessary to give effect to such provisions, Article I and Article XIII), EQT Corporation, a Pennsylvania corporation (“EQT”). The Company, EQM, Sponsor and, solely for the purposes of Article XII (and, to the extent necessary to give effect to such provisions, Article I and Article XIII), EQT, are hereinafter collectively referred to as the “Parties” and each individually as a “Party.”

WHEREAS, the Company was formed as a limited liability company in accordance with the Act on September 24, 2024;

WHEREAS, the Company and EQM are parties to that certain Operating Agreement of the Company, dated as of October 1, 2024 (the “Original LLC Agreement”);

WHEREAS, the Company, EQM and Sponsor are all parties to that certain Contribution Agreement, dated as of November 22, 2024 (the “Contribution Agreement”);

WHEREAS, pursuant to the Contribution Agreement, at the Closing, (a) EQM agreed to contribute or cause to be contributed the Contributed Interests as a Capital Contribution to the Company (the “EQM Contribution”) in exchange for certain Class A Units and (b) Sponsor agreed to make a Capital Contribution of $3,500,000,000 to the Company (the “Sponsor Contribution”) in exchange for certain Class B Units, in each case in accordance with the terms of the Contribution Agreement and this Agreement; and

WHEREAS, as a condition to, and in connection with, EQM making the EQM Contribution and Sponsor making the Sponsor Contribution, the Company and the Parties desire to enter into the mutual covenants and agreements set forth in this Agreement and to amend and restate the Original LLC Agreement in its entirety.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the following meanings:

“Accessing Member” has the meaning set forth in Section 7.4.

“Accrued Amount” means, in respect of a Class B Unit as of the end of the applicable Fiscal Quarter of determination, an amount (which shall not be less than $0, but may be $0) equal to the difference between (a) the amount of Distributions necessary to achieve the Base Return in respect of such Class B Unit as of the end of such Fiscal Quarter of determination minus (b) the Adjusted Issuance Price as of the end of such Fiscal Quarter of determination.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq.

“Additional Member” means a Person admitted to the Company as a Member pursuant to Section 3.7.

“Adjusted Capital Account Deficit” means, with respect to any Capital Account as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Person’s Capital Account balance shall be (a) reduced for any items described in Treasury Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5) and (6), and (b) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulations Sections 1.704-l(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain). The foregoing definition is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.

“Adjusted Issuance Price” means an amount initially equal to the issuance price of the applicable Class B Unit, which on the date of this Agreement is $10.00 per Class B Unit; provided that the Adjusted Issuance Price, as of any applicable date of determination, shall be decreased by an amount with respect to each Distribution prior to such date of determination equal to the cumulative sum of the differences between (a) the amount of each such Distribution prior to such date of determination minus (b) the Accrued Amount as of the date of each such Distribution prior to such date of determination (i.e., decreased by an aggregate amount equal to all returns of capital from such Distributions in respect of such Class B Unit rather than any returns on capital from such Distributions in respect of such Class B Unit).

“Affiliate” of any Person means any other Person, directly or indirectly, Controlling, Controlled by or under common Control with such particular Person. For the purposes of this Agreement, (a) neither Sponsor nor its Affiliates shall be deemed to be an “Affiliate” of EQM or any of its Affiliates by virtue of their ownership of Units, (b) Sponsor shall not be deemed to be an “Affiliate” of any member of the Company Group or MVP, (c) MVP shall not be deemed to be an “Affiliate” of EQM, any of its Affiliates or any member of the Company Group and (d) EQM and its Affiliates shall each be deemed an “Affiliate” of each member of the Company Group.

“Affiliate Contract” means any contract, agreement or arrangement between the Company (or any of its Subsidiaries), on the one hand, and any Affiliate of the Company, MVP or any of its Subsidiaries, any Member or Affiliate of any Member or any of the Company’s officers or Managers, on the other hand (each an “Affiliated Counterparty”).

“Affiliate Offtake Agreement” means any shipper or offtake contract entered into by EQT or any of its Affiliates, on the one hand, and the Company or any of its Subsidiaries or MVP, on the other hand.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Annual Budget” means, with respect to a given Fiscal Year, (a) the annual budget derived from the Initial Budget for each of the 2025 through 2031 Fiscal Years (each as shall be approved in accordance with Section 5.8(b) and, if applicable, Section 5.9) and (b) after the end of the final Fiscal Year covered by the Initial Budget, the annual budget for each Fiscal Year after the final Fiscal Year covered by the Initial Budget prepared for the Company Group by the Operator (each as shall be approved in accordance with Section 5.8(b), and, if applicable, Section 5.9).

“Annual Statements” has the meaning set forth in Section 7.2(a).

“Available Cash” means, as of any time of determination, an amount determined by Board Approval (with the Board making such determination in good faith), equal to the difference between the following items:

(a)            all cash and cash equivalents of the Company Group as of such time, less

(b)            the sum of (i) an amount not to exceed the product of (x) 115% multiplied by (y) the sum of the next fiscal quarter’s projected (in each case, as set forth in the then-effective Annual Budget): (A) operating costs and expenses of the Company Group (including payments owed under the MSA) and any capital expenditures set forth in the then-effective Annual Budget; plus (B) debt service costs and any repayments of the principal amounts of any Indebtedness of the Company (including all fees, penalties or make-wholes in respect thereof); plus (C) losses from hedging or other derivative arrangements of the Company; plus (D) any known costs and expenses for legal or environmental matters; plus (ii) without duplication of any amounts set forth in the foregoing clause (i), any other amounts in respect of which the Board has in good faith established a reserve to cover known future payments in respect of the Business to the extent reasonably expected to be due in the next 12 months.

“Bankruptcy Event” means, with respect to any Person, (a) commencement of any case, proceeding or other voluntary action seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, arrangement, adjustment, winding-up, reorganization, dissolution, composition under any Bankruptcy Law or other relief with respect to it or its debts; (b) applying for, or consent or acquiesce to, the appointment of, a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other official with similar powers for itself or any substantial part of its assets; (c) making a general assignment for the benefit of its creditors; (d) commencement of any involuntary case seeking liquidation or reorganization under any Bankruptcy Law, or seeking issuance of a warrant of attachment, execution or distraint, or commencement of any similar proceedings against such Person under any other applicable law and (i) consent to the institution of the involuntary case against it, (ii) the petition commencing the involuntary case is not timely controverted, (iii) the petition commencing the involuntary case is not dismissed within 60 days of its filing, (iv) an interim trustee is appointed to take possession of all or a portion of the property, or to operate all or any part of the business of such Person or any of its Subsidiaries and such appointment is not vacated within 60 days, or (v) an order for relief shall have been issued or entered therein; (e) entry of a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, administrator, administrative receiver, liquidator, sequestrator, trustee or other official having similar powers, over such Person or all or a part of its property; (f) the granting of any other similar relief under any applicable Bankruptcy Law, filing a petition or consent or shall otherwise institute any similar proceeding under any other applicable law, or taking any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the acts set forth above in this definition; or (g) such Person taking any form of corporate action to be liquidated or dissolved. The foregoing definition is intended to replace and shall supersede the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Bankruptcy Law” means title 11 of the United States Code, 11 U.S.C. §§ 101 et. seq. or any similar federal or state law.

“Base Return” means, with respect to any outstanding Class B Unit at any time of determination, an IRR equal to 7.875% based on the issuance price of such Class B Unit, which on the date of this Agreement is $10.00 per Class B Unit, provided, that the calculation of “Base Return” shall include any amounts paid in respect of such Class B Unit pursuant to Article XII, which amounts paid pursuant to Article XII shall be allocated equally among the Class B Units for purposes of such calculation.

“Blackstone Affiliated Parties” has the meaning set forth in the definition of Sponsor Parent Transaction.

“Board” has the meaning set forth in Section 5.1.

“Board Observer” has the meaning set forth in Section 5.7.

“Board Reserved Matters” has the meaning set forth in Section 5.9.

“Book Value” means, with respect to any asset of the Company, the asset’s adjusted basis for U.S. federal income tax purposes, except that:

(a)            The Book Value of all assets of the Company may be adjusted to equal their respective Fair Market Values, in accordance with the rules set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) immediately prior to: (i) the date of the acquisition of any additional Units by any new or existing Member in exchange for more than a de minimis amount of cash or contributed property; (ii) the acquisition of more than a de minimis interest in the Company by any new or existing Member in exchange for the performance of services to or for the benefit of the Company; (iii) the date of the distribution of more than a de minimis amount of cash or property of the Company to a Member as consideration for an interest in the Company; (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1); (v) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a non-compensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or (vi) any other event to the extent determined by the Board to be permitted and necessary to properly reflect Book Values in accordance with the standards set forth in Treasury Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (i), (ii), (iii) and (v) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members.

(b)            The Book Value of property distributed to a Member shall be adjusted to equal the Fair Market Value of such property as of the date of such distribution.

(c)            The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Sections 734(b) or 743(b) of the Code (including any such adjustments pursuant to Treasury Regulations Section 1.734-2(b)(1)), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) or Section 3.3(b)(v); provided, however, that the Book Value of property shall not be adjusted pursuant to this clause (c) to the extent that the Board reasonably determines an adjustment pursuant to clause (a) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (c).

(d)            If the Book Value of an asset has been determined or adjusted pursuant to the above, such Book Value will thereafter be adjusted by the amount of depreciation and amortization calculated for purposes of the definitions of “Profits” and “Losses” rather than the amount of depreciation and amortization for U.S. federal income tax purposes.

“Budget Control Amount” means, with respect to each Annual Budget for each Fiscal Year beginning with 2025 and ending with 2031 (inclusive) a total expenses and expenditures amount set forth in such Annual Budget equal to the product of (a) the amount for such Fiscal Year set forth on Schedule V multiplied by (b) an amount equal to the sum of 100% plus the cumulative increase, if any (expressed as a percentage) in the Consumer Price Index measured from January 1, 2025 through December 31 of the Fiscal Year preceding the Fiscal Year to which such Annual Budget pertains.

“Budget Exception” means with respect to the proposed Annual Budget for:

(a)            each Fiscal Year beginning with 2025 and ending with 2031 (inclusive), a proposed Annual Budget for such Fiscal Year where the proposed Budget Control Amount in such Annual Budget is greater than the greater of (i) the product of (A) the proposed revenue set forth in such proposed Annual Budget multiplied by (B) 23% and (ii) the product of (A) the Budget Control Amount for such Fiscal Year multiplied by (B) 115%;

(b)            the 2032 Fiscal Year, a proposed Annual Budget for such Fiscal Year where the proposed total expenses and expenditures set forth in such Annual Budget are greater than the greater of (i) the product of (A) the proposed revenue set forth in such proposed Annual Budget multiplied by (B) 23% and (ii) the product of (A) the actual total expenses and expenditures set forth in the approved (or deemed approved) Annual Budget for the 2031 Fiscal Year multiplied by (B) 115% multiplied by (C) an amount equal to the sum of 100% plus the increase, if any (expressed as a percentage), in the Consumer Price Index measured from the beginning to the end of the 2031 Fiscal Year; and

(c)            each Fiscal Year after the 2032 Fiscal Year, a proposed Annual Budget for such Fiscal Year where the proposed total expenses and expenditures set forth in such Annual Budget are greater than the greater of (i) the product of (A) the proposed revenue set forth in such proposed Annual Budget multiplied by (B) 23% and (ii) the product of (A) the total expenses and expenditures set forth in the Annual Budget for the prior Fiscal Year that were approved or deemed approved multiplied by (B) an amount equal to the sum of 100% plus the increase, if any (expressed as a percentage), in the Consumer Price Index measured from the beginning to the end of the Fiscal Year preceding the Fiscal Year to which such Annual Budget pertains.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks are authorized or required to close in Pittsburgh, Pennsylvania, Houston, Texas or New York, New York.

“Buyout Event” has the meaning set forth in Section 9.8(a).

“Buyout Non-Occurrence” means the expiration of the Buyout Period without all issued and outstanding Class B Units held by Sponsor (or its Permitted Transferees) on or prior to such expiration having received the Buyout Price.

“Buyout Period” means the period commencing on the eighth anniversary of the Execution Date and expiring on the twelfth anniversary of the Execution Date.

“Buyout Price” means, as of any date of determination, the amount of Distributions payable in respect of any Class B Unit necessary to achieve the Base Return with respect to such Class B Unit.

“Buyout Units” has the meaning set forth in Section 9.8(a).

“Capital Account” means the capital account maintained for a Member pursuant to Section 3.3.

“Capital Call” has the meaning set forth in Section 3.2(c).

“Capital Contributions” means the aggregate dollar amounts of any cash, cash equivalents, promissory obligations (but only to the extent issued and repaid prior to the date hereof), or the Fair Market Value of other property which a Member contributes or is deemed to have contributed to the Company with respect to any Unit pursuant to Section 3.1.

“Cause” means, with respect to an Independent Manager, (a) acts or omissions by such Independent Manager that constitute willful disregard of, or gross negligence with respect to, such Independent Manager’s duties, (b) such Independent Manager has engaged in or has been charged with or has been indicted or convicted for any crime or crimes of fraud or other acts constituting a crime under any law applicable to such Independent Manager, (c) such Independent Manager has breached his or her duties of loyalty and care as and to the extent of such duties in accordance with this Agreement, (d) there is a material increase in the fees charged by such Independent Manager or a material change to such Independent Manager’s terms of service, (e) such Independent Manager is unable to perform his or her duties as Independent Manager due to death, disability or incapacity, (f) such Independent Manager resigns or (g) such Independent Manager no longer meets the definition of Independent Manager set forth in this Agreement.

“Certificate of Formation” means the Company’s Certificate of Formation as filed with the Secretary of State of Delaware.

“Class A Distribution Percentage” means as of any date of determination an amount expressed as a percentage equal to the difference between (a) 100% minus (b) the Class B Distribution Percentage as of such date of determination.

“Class A Member” means EQM initially (and for so long as EQM holds Class A Units), and any other Person hereafter admitted as a Member holding Class A Units, in each case, so long as such Person is not a “foreign person” as defined in 31 C.F.R. § 800.224.

“Class A Percentage Interest” means, as of any date, the percentage determined by dividing the number of Class A Units then held by a holder of Class A Units by the total number of Class A Units then outstanding.

“Class A Unit” means a Unit in the Company designated as a “Class A Unit” and which shall provide the holder thereof with the rights and obligations specified with respect to a Class A Unit in this Agreement.

“Class B Discount Amount” means an amount equal to 1.625% multiplied by $3,500,000,000.

“Class B Distribution Percentage” means, the product of (a) 60% multiplied by (b) an amount expressed as a percentage equal to the ratio of (i) the aggregate number of issued and outstanding Class B Units as of such date of determination divided by (ii) 350,000,000 (as adjusted to give effect to any reclassification, split, reorganization or other similar extraordinary event with respect to the Class B Units after the date hereof).

“Class B Distribution Percentage” means, the product of (a) 60% multiplied by (b) an amount expressed as a percentage equal to the ratio of (i) the aggregate number of issued and outstanding Class B Units as of such date of determination divided by (ii) 350,000,000 (as adjusted to give effect to any reclassification, split, reorganization or other similar extraordinary event with respect to the Class B Units after the date hereof).

“Class B Distribution Shortfall” has the meaning set forth in Section 4.5(j).

“Class B Manager” has the meaning set forth in Section 5.2(a).

“Class B Member” means Sponsor initially (and for so long as Sponsor holds Class B Units), and any other Person hereafter admitted as a Member holding Class B Units, in each case, so long as such Person is not a “foreign person” as defined in 31 C.F.R. § 800.224.

“Class B Percentage Interest” means, as of any date, the percentage determined by dividing the number of Class B Units then held by a holder of Class B Units by the total number of Class B Units then outstanding.

“Class B Quarterly Accrual” means, with respect to the Class B Units for each Fiscal Quarter, the sum of (a) the amount that would yield the Base Return as of the end of such Fiscal Quarter when added to the Class B Discount Amount (reduced by the product of (i) an amount equal to the Class B Discount Amount divided by 48 and (ii) the number of prior Fiscal Quarters that have passed since the Execution Date) and the Capital Account of the Class B Member as of the beginning of such Fiscal Quarter (or, for the first Fiscal Quarter of the Company, as of the end of the Execution Date) and (b) (i) for each Fiscal Quarter ending (A) prior to the dissolution of the Company and (B) not more than 48 Fiscal Quarters after the Closing, in each case, excluding the Fiscal Quarter in which the dissolution of the Company occurs, an amount equal to the Class B Discount Amount divided by 48 or (ii) for the Fiscal Quarter in which the dissolution of the Company occurs, an amount equal to the excess of (A) the Class B Discount Amount over (B) the cumulative amount included as a Class B Quarterly Accrual pursuant to clause (b)(i) for all prior Fiscal Quarters.

“Class B Representative” means a representative selected by a majority of the Class B Units (voting as a class), which shall initially be Sponsor, and which, so long as Sponsor holds any Class B Units, shall be Sponsor or an Affiliate (excluding any portfolio companies) of Sponsor.

“Class B Representative Approval” has the meaning set forth in Section 5.9.

“Class B Unit” means a Unit in the Company designated as a “Class B Unit” and which shall provide the holder thereof with the rights and obligations specified with respect to a Class B Unit in this Agreement.

“Closing” has the meaning given to such term in the Contribution Agreement.

“Code” means the United States Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Group” means, collectively, the Company and any Subsidiaries of the Company.

“Company Minimum Gain” has the meaning given to the term “partnership minimum gain” in Treasury Regulations Section 1.704-2(b)(2) and the amount of which shall be determined in accordance with the principles of Treasury Regulations Section 1.704-2(d).

“Company MVP Assets” has the meaning set forth in Section 4.3.

“Confidential Information” has the meaning set forth in Section 13.2.

“Consumer Price Index” means the Consumer Price Index for all Urban Consumers (CPI-U), Not Seasonally Adjusted U.S. City Average All Items 1982-1984=100, published by the United States Department of Labor, Bureau of Labor Statistics; provided that, if the U.S. federal government ceases to publish the Consumer Price Index, the Board (acting with Class B Representative approval, which shall not be unreasonably withheld, conditioned or delayed) shall substitute a substantially equivalent official index published by the Bureau of Labor Statistics or its successors, and shall use any appropriate conversion factors to accomplish such substitution and the substitute index shall thereafter constitute the “Consumer Price Index” hereunder.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation that is binding upon a Person or any of its property under applicable law, including all amendments thereto.

“Contributed Interests” has the meaning given to such term in the Contribution Agreement.

“Contribution Agreement” has the meaning set forth in the recitals to this Agreement.

“Control” means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person whether through the ownership of voting securities or other ownership interests, by contract or otherwise. The terms “Controlled” and “Controlling” shall have correlative meanings.

“Covered Audit Adjustment” means an adjustment in the amount of any item of income, gain, loss, deduction or credit of the Company, or any Member’s distributive share thereof, to the extent such adjustment results in an “imputed underpayment” as described in Section 6225(b) of the Code or any analogous provision of state or local law.

“Depreciation” means, for each Taxable Year, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to property for such Taxable Year, except that with respect to any other such property the Book Value of which differs from its adjusted tax basis at the beginning of such Taxable Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization or other cost recovery deduction for such Taxable Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such Taxable Year is zero dollars, Depreciation with respect to such property shall be determined with reference to such beginning Book Value using any reasonable method selected by the Board.

“Distribution” means each distribution made by the Company to a holder of Units, whether in cash, property or securities of the Company.

“Distribution Block Election” has the meaning set forth in Section 4.1(a).

“Distribution Trigger” has the meaning set forth in Section 4.1(c).

“Drag-Along Transaction” has the meaning set forth in Section 9.9(b).

“Emergency” shall mean one or more serious, unexpected and dangerous events or circumstances that has caused or risks causing the material endangerment of property, the health or safety of any person or the environment, or a material breach of applicable law or regulation, in each case, which requires immediate action, as determined by the Operator, acting in good faith.

“EQM” has the meaning set forth in the preamble to this Agreement.

“EQM Contribution” has the meaning set forth in the recitals to this Agreement.

“EQM Manager” has the meaning set forth in Section 5.2(a).

“EQT” has the meaning set forth in the preamble to this Agreement.

“EQT Parent Transaction” means the occurrence of any of (a) the acquisition by any Person or group (within the meaning of the Exchange Act in effect as of the date hereof), directly or indirectly, beneficially or of record, of ownership or control of, or any other transfer, assignment, gift, pledge, hypothecation, mortgage or encumbrance of, any voting common stock or other equity securities or debt securities of EQT or any Subsidiary thereof, (b) a reorganization, merger, consolidation or sale of EQT or any Subsidiary thereof, (c) a sale of any or all of the assets of EQT or any Subsidiary thereof or (d) other similar change of control transaction involving EQT, in each case, excluding a direct sale of (x) any or all of the assets of the Company Group or (y) any Units.

“EQT Term Loan Facility” means that certain Credit Agreement, dated as of November 99, 2022, by and among EQT, PNC Bank, National Association, as administrative agent, and the other lenders party thereto.

“Equity Securities” means (a) Units or other equity interests in the Company or its Subsidiaries, (b) obligations, evidences of Indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Company or its Subsidiaries, and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exit Transaction” means any arm’s length transaction or series of transactions effected for the purpose of causing the Class B Units to receive the Buyout Price through (a) a consolidation or merger of a member of the Company Group with or into any other corporation or other entity, or any other reorganization (including any conversion, transfer or domestication of a member of the Company Group); (b) a sale of all outstanding Units; (c) a sale, lease or other disposition of all or substantially all of the assets (which, for the avoidance of doubt, shall include Equity Securities of the Company’s Subsidiaries and the Series A Membership Interests) of the Company Group, in a single transaction or series of transactions, in each case, other than to an Affiliate of the Company or any Member; or (d) a dissolution or liquidation of the Company.

“Fair Market Value” means, with respect to any asset or equity interest, its fair market value determined in accordance with Article XI.

“FERC” means the Federal Energy Regulatory Commission.

“Filing Transaction” has the meaning set forth in Section 13.3(b).

“Final Buyout Event” has the meaning set forth in Section 9.8(a).

“Fiscal Quarter” means each calendar quarter ending March 31, June 30, September 30 and December 31, or such other quarterly accounting period as may be established by the Board.

“Fiscal Year” means the calendar year ending on December 31, or such other annual accounting period as may be established by the Board.

“Fundamental Change” means (a) a Transfer of more than 50% of the total outstanding Units of the Company in a single transaction or series of related transactions; (b) any consolidation or merger of the Company with or into any other corporation or other entity, or any other reorganization (including, any conversion, transfer, or domestication of the Company) in a single transaction or series of related transactions, in which the Members of the Company immediately prior to such consolidation, merger or reorganization own equity of the entity surviving such merger, consolidation or reorganization representing less than 50% of the outstanding equity securities of such entity immediately after such consolidation, merger or reorganization; (c) a sale, lease or other disposition in a single transaction or series of related transactions of more than 50% of the assets of the Company Group on a consolidated basis (measured either by book value in accordance with GAAP or by Fair Market Value, which, for the avoidance of doubt, may include Equity Securities of the Company’s Subsidiaries or of MVP); (d) a recapitalization, reclassification or change of the Units as a result of which the Units would be converted into, would be exchanged for, or would represent solely the right to receive, capital stock, other securities, other property or assets of another Person (other than a change only in par value, from par value to no par value or from no par value to par value, or changes resulting from a subdivision or combination of the Units); (e) a share exchange, consolidation or merger of the Company pursuant to which the Units will be converted into, will be exchanged for, or will represent solely the right to receive, stock, other securities, other property or assets of another Person; (f) a Transfer by EQM of any of its Class A Units to any Person other than as permitted pursuant to Section 9.2(d); (g) a dissolution or liquidation of the Company pursuant to Section 9.9; or (h) an IPO.

“GAAP” means United States generally accepted accounting principles, consistently applied and as in effect from time to time.

“Governing Documents” means this Agreement and the Certificate of Formation.

“Governmental Entity” means the United States of America or any other nation, any federal, state, county, municipal, local or other political subdivision thereof, or any agency, authority, department, instrumentality, court, corporation or other entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Growth Capital Expenditures” means any capital expenditures that relate to a project or series of related projects to expand or upgrade any existing infrastructure owned by any member of the Company Group, excluding, for the avoidance of doubt, MVP. Growth Capital Expenditures shall exclude (a) any ordinary course maintenance capital expenditures otherwise contemplated by the Annual Budget and (b) any capital expenditures expended to respond to an Emergency.

“Growth Opportunity” has the meaning set forth in Section 6.5(c).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means, with respect to the Company Group: (a) any indebtedness for borrowed money or issued in substitution or exchange for indebtedness for borrowed money (including interest and prepayment penalties or obligations); (b) obligations evidenced by any note, bond, debenture or similar instrument; (c) obligations for the deferred purchase price for a company, business, oil and gas lease, or other property or services (excluding ordinary course trade payables and accrued expenses); (d) indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries or MVP or any of its Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (e) obligations under any performance bonds or letters of credit (excluding, however, (i) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practice, (ii) standby letters of credit relating to workers’ compensation insurance and (iii) surety bonds and customs bonds); and (f) any guarantee of indebtedness in any manner by the Company or any of its Subsidiaries or MVP or any of its Subsidiaries (including, without limitation, guarantees in the form of an agreement to repurchase or reimburse). For the avoidance of doubt, Indebtedness shall not include (i) intercompany indebtedness between the Company and any of its Subsidiaries or (ii) taxes.

“Indemnitee” means (a) any Member or (b) any Person who is or was a Manager, Partnership Representative, “designated individual,” officer, fiduciary, trustee or managing member of the Company or a Member.

“Independent Manager” means a natural person selected by the Board, subject to the prior consent of the Class B Representative (such consent not to be unreasonably conditioned, withheld or delayed), (a) with prior experience as an independent director, independent manager or independent member, (b) who is provided by a Nationally Recognized Service Company and (c) who is duly appointed as an Independent Manager and is not at the time of initial appointment, has never been and shall at no time be: (i) an equity or beneficial owner, director, manager, officer or employee of the Company Group, MVP or any Affiliate of the Company Group or MVP, other than in the capacity of “Independent Manager” with respect to the Company and any similar capacity in respect of any bankruptcy-remote special purpose entity of any member or members of the Company Group or MVP; (ii) creditor, customer, supplier or other Person who derives any of its revenues (other than fees earned for serving as Independent Manager and/or as an employee of a Nationally Recognized Service Company) from its activities with the Company; (iii) an Affiliate of the Company or any Person excluded from serving as Independent Manager under clause (a) or clause (b) above; or (iv) a member of the immediate family by blood, marriage or otherwise of any such equity or beneficial owner, director, officer, employee, partner, customer, supplier or other Person described in clause (a) or clause (b) above.

“Initial Budget” means the budget of the Company and its Subsidiaries containing budgets for revenue, operating expenses, and a capital expenditure budget for the Fiscal Years from 2025 to 2031 (inclusive) and that is attached hereto as Exhibit A.

“Initiating Member” has the meaning set forth in Section 9.9(c).

“IPO” means (a) an initial underwritten public offering and sale of Units or common equity securities of (i) the Company, (ii) any direct or indirect parent of the Company that own no assets other than equity interests in the Company or equity interests in another parent of the Company (excluding any de minimis assets), (iii) any direct or indirect Subsidiary of the Company, (iv) MVP or any direct or indirect subsidiary of MVP (in each case to the extent EQM and its Affiliates (other than the Company Group), in its role on the Series A Management Committee, or otherwise as a result of its ownership of Series A Membership Interests, are required to consent so such actions) or (iv) any successor, including by merger, conversion or other reorganization, to any of the foregoing, pursuant to an effective registration statement under the Securities Act, excluding registration statements on Form S-4, S-8 or similar limited purpose forms, forms in connection with any dividend or distribution reinvestment or similar plan, or under the corresponding provisions of the securities laws of any non-U.S. jurisdiction; or (b) a direct listing of Units or common equity securities of any of the foregoing entities on the New York Stock Exchange, The NASDAQ Stock Market or any comparable stock exchange (as determined by the Board).

“IRR” means, with respect to each Class B Unit, as of the time of determination, an actual annual unlevered pre-tax return of the specified percentage, compounded annually, on the Sponsor Contribution attributable to such Class B Unit. IRR with respect to each Class B Unit shall be calculated (a) assuming (i) the Sponsor Contribution in respect of such Class B Unit was paid on the date it was funded and (ii) all Distributions in respect of such Class B Unit have been made on the date actually paid by the Company and (b) using the XIRR function in the most recent version of Microsoft Excel (or if such program is no longer available, such other software program for calculating IRR determined by the Board).

“Manager” has the meaning set forth in Section 5.1.

“Material Approvals” has the meaning set forth in Section 5.2(b).

“Material Contract” means (a) any Contract providing for payment by any Person to a member of the Company Group for products or services for consideration in excess of $100,000,000, which amount is solely in respect of the Business (as defined in the Contribution Agreement), annually, (b) any Contract which contains a most favored nations clause or similar restrictive covenant or (c) any Contract (or amendment or modification thereof) which would reasonably be expected to trigger a most favored nations clause or similar restrictive covenant in an existing Contract.

“Material Deadlock” means the Board is unable, after commercially reasonable efforts in good faith and at least two duly held meetings of the Board, to (a) approve or disapprove any proposed action requiring approval of the Board under this Agreement and (b) to the extent applicable, obtain Class B Representative Approval in connection with any such proposed action that, in either case of clause (a) or clause (b), as a result of the deadlock with respect to such proposed action or omission, has had or could reasonably be expected to have a material adverse effect on the financial performance or continuing results of operations of the Company Group (including MVP, solely with respect to the Series A Membership Interests), taken as a whole.

“Material Offtake Agreement” means any firm shipper or offtake contracts, including any Affiliate Offtake Agreement for consideration in excess of $100,000,000.

“Material Permit” means any approvals, authorizations, consents, licenses, permits, variances, waivers, grants, franchises, concessions, exemptions, orders, registrations or certificates from or by a Governmental Entity, in each case, is material to the business of the Company Group, taken as a whole.

“Maximum MVP Distribution” has the meaning set forth in Section 4.3.

“Member” means each of the Persons listed on Schedule III attached hereto, and any Person admitted to the Company as a Substituted Member or Additional Member, but only so long as such Person is the owner of one or more Units, in each case, in such Person’s capacity as a member of the Company.

“Member Nonrecourse Debt” has the meaning given to the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning given to the term “partner nonrecourse debt minimum gain” in Treasury Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means any and all items of loss, deduction or expenditure that, in accordance with the principles of Treasury Regulations Section 1.704-2(i), are attributable to Member Nonrecourse Debt.

“MSA” means (a) that certain Master Services Agreement, by and between EQM and the Company or (b) any similar agreement or arrangement entered into in replacement thereof as approved by the Board and, if required by Section 5.9, the Class B Representative.

“MVP” means Mountain Valley Pipeline, LLC, a Delaware limited liability company.

“MVP LLCA” has the meaning set forth in Section 5.8.

“Nationally Recognized Service Company” means any of Global Securitization Services, LLC, CT Corporation, Corporate Creations, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, National Corporate Research, Ltd., United Corporate Services, Inc., Independent Member Services LLC or such other nationally recognized company that provides professional independent director, independent manager or independent member services in the ordinary course of its business, in each case, that is not an Affiliate of the Company or any Member and that is reasonably satisfactory to the Board and the Class B Representative.

“Nonrecourse Built-in Gain” means with respect to any Company properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Liability” has the meaning given to such term in Treasury Regulations Section 1.704-2(b)(3).

“Obligations” mean any outstanding indebtedness, liabilities and obligations of the Class B Members and/or any Affiliates thereof secured in whole or in part by a pledge of the equity securities of any of the Class B Members (including, for the avoidance of doubt, the Debt Financing (as defined in the Contribution Agreement) or any replacement financing thereof).

“Officers” means each Person designated as an officer of the Company to whom authority and duties have been delegated pursuant to Section 5.12, subject to any resolution of the Board appointing or removing such Person as an officer or relating to such appointment or such delegation of authority or duties.

“Operator” means the Person engaged by the Company as the “Operator” under the MSA initially, and any other Person hereafter engaged as the “Operator” by approval of the Board and, if required by Section 5.9, the Class B Representative, and succeeding as the “Operator” pursuant to the terms and conditions of the MSA.

“Original LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Participating Members” has the meaning set forth in Section 9.9(g).

“Partnership Representative” means the “partnership representative” (as defined in Section 6223 of the Code) of the Company.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, together with any guidance issued thereunder or successor provisions and any similar provision of state and local tax laws.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Payment Date” means each of February 15, May 15, August 15 and November 15 of each year (or, if any of the foregoing dates is on a day that is not a Business Day, the next Business Day immediately following such date), unless otherwise agreed by the Board with the approval of the Class B Member Representative.

“Permitted Transfer” means any Transfer to a Permitted Transferee.

“Permitted Transferee” means, with respect to any Member, (a) any of such Member’s Affiliates (excluding, in the case of Sponsor, any portfolio companies thereof), (b) any transferee in connection with an Exit Transaction or (c) any lender or lenders, secured by a Pledge, or agents acting on their behalf, so long as, in each case of clauses (a) – (c), such Person is not a “foreign person” as defined in 31 C.F.R. § 800.224, to whom any Equity Security is Transferred pursuant to the exercise of remedies under such a Pledge; provided that any such Permitted Transferee agrees in a joinder reasonably satisfactory to the Board to be bound by the terms of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“Pledge” means a pledge by a Member of all or any of its Units to one or more banks or financial or lending institutions or credit or similar funds, or agents acting on their behalf, provided at least one of such lenders is not an Affiliate of such Member, as collateral or security for a bona fide loan or other extension of credit.

“Prime Rate” as of a particular date means the prime rate of interest as published on that date in the Wall Street Journal, and generally defined therein as “the base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks.” If the Wall Street Journal is not published on a date for which the Prime Rate must be determined, the Prime Rate shall be the prime rate published in the Wall Street Journal on the nearest-preceding date on which the Wall Street Journal was published and if the Wall Street Journal ceases to publish such rate, then the Board shall pick a substitute rate that most closely approximates such rate, as determined in the Board’s good faith judgment.

“Proceeding” has the meaning set forth in Section 6.1(a).

“Profits” and “Losses” means the taxable income or loss, respectively, of the Company as determined for U.S. federal income tax purposes, as adjusted by Section 3.3(b). Profits and Losses shall be determined net of any amounts allocable in Section 4.5.

“Quarterly Statements” has the meaning set forth in Section 7.2(b).

“Regulatory Allocations” has the meaning set forth in Section 4.5(i).

“Regulatory Approval” has the meaning set forth in Section 13.3(b)(i).

“Renewed Contract” has the meaning set forth in on the Schedule IV.

“Residual Class A Distribution Percentage” means (a) prior to the commencement of the Buyout Period, 100%, and (b) from and after the commencement of the Buyout Period, an amount expressed as a percentage equal to the difference between (i) 100% minus (ii) the Residual Class B Distribution Percentage as of such date of determination.

“Residual Class B Distribution Percentage” means, (a) prior to the commencement of the Buyout Period, 0%, and (b) from and after the commencement of the Buyout Period, the product of (i) 5% multiplied by (ii) an amount expressed as a percentage equal to the ratio of (A) the aggregate number of issued and outstanding Class B Units as of such date of determination divided by (B) 350,000,000 (as adjusted to give effect to any reclassification, split, reorganization or other similar extraordinary event with respect to the Class B Units after the date hereof).

“Residual Equity Buyout Event” has the meaning set forth in Section 9.8(b).

“Restricted Transferee” has the meaning set forth in Section 9.4(e).

“Sale Transaction” means a Drag-Along Transaction or an Exit Transaction, as applicable.

“Sale Transaction Election” has the meaning set forth in Section 9.9(c).

“Securities Act” means the Securities Act of 1933.

“Series A Membership Interests” has the meaning set forth in the MVP LLCA.

“Special Purpose Provisions” has the meaning set forth in Section 5.14(d).

“Sponsor” has the meaning set forth in the preamble to this Agreement.

“Sponsor Contribution” has the meaning set forth in the recitals to this Agreement.

“Sponsor Parent Transaction” means any direct or indirect transfer or issuance of ownership interests in, or merger, asset sale, reorganization, recapitalization, restructuring, change in control or other change in or with respect to the Class B Members or any Person that, directly or indirectly, has an ownership interest in the Class B Member, in which, after giving effect thereto, Blackstone Private Credit Strategies LLC, its Affiliates or any funds or accounts managed, advised or sub-advised by Blackstone Private Credit Strategies LLC or its Affiliates (collectively, the “Blackstone Affiliated Parties”) continues to, directly or indirectly, (i) Control the Class B Member and (ii) own, beneficially or of record, at least 50% of the Class B Units owned by the Class B Member as of the Closing. For purposes of this definition, “Affiliates” excludes any portfolio companies.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or Controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of limited liability, partnership or other similar ownership interests thereof with voting rights at the time owned or Controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or Control, directly or indirectly, the manager, managing member, managing director (or a board comprised of any of the foregoing) or general partner of such limited liability company, partnership, association or other business entity.

“Substitute Contract” has the meaning set forth on Schedule IV.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 3.8.

“Successor in Interest” means any Transferee, executor, administrator, committee, legal representative or other successor or assign of any Person, whether by operation of law or otherwise (including any Person acquiring (whether by merger, consolidation, sale, exchange or otherwise) all or substantially all of the assets or Equity Securities of such Person, including if a new entity becomes the successor public company of such Person or will become a parent company of such Person whose securities are issued in consideration of or in exchange for such Person’s securities).

“Taxable Year” means the Company’s accounting period for U.S. federal income tax purposes determined pursuant to Section 8.2 or such other relevant period.

“Term Loan” means that certain term loan credit agreement to be dated on or about the date hereof by and among EQM, as initial borrower, the lenders from time to time party thereto and Royal Bank of Canada, as administrative agent.

“Term Loan Repayment” has the meaning set forth in Section 5.8(a).

“Transaction Document” means each of this Agreement, the Contribution Agreement, the MSA and any other agreements entered into in connection with the transactions contemplated hereby and thereby.

“Transfer” means any direct or indirect sale, transfer, assignment, Pledge, mortgage, exchange, hypothecation, gift, grant of a security interest or other direct or indirect disposition or encumbrance (whether with or without consideration, whether voluntarily or involuntarily or by operation of law) or the acts thereof, including derivative or similar transactions or arrangements whereby a portion or all of the economic interest in, or risk of loss or opportunity for gain with respect to, Units is transferred or shifted to another Person; provided that, (a) in no event shall an EQT Parent Transaction be deemed a Transfer of the Units held by EQM hereunder so long as EQT (including any Successor in Interest thereto) retains direct or indirect Control over the Units it held before such EQT Parent Transaction and (b) in no event shall a Sponsor Parent Transaction be deemed a Transfer of the Units held by the Sponsor hereunder. The terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings. For the avoidance of doubt, except as otherwise provided herein (including by use of the defined term “Transfer”), the use of the word “transfer” with respect to any Units shall mean the transfer of the direct ownership of such Units.

“Transferred Assets” has the meaning given to such term in the Contribution Agreement.

“Treasury Regulations” means the income tax regulations promulgated under the Code.

“Trigger Event” means the occurrence of any of the following: (a) a Buyout Non-Occurrence; (b) (i) the Company has taken any action that requires the approval of the Class B Representative pursuant to Section 3.2(c), Section 5.9 or Section 9.9(c) without first obtaining such approval, (ii) the Company has failed to make any Distribution of (A) a Class B Distribution Failure Amount (as such term is defined in Schedule VII attached hereto) to the extent required by Section 4.1(b) or (B) any Distribution of Available Cash on a Payment Date in respect of which a Distribution Block Election has not been made, (iii) EQM or any of its Permitted Transferees has Transferred Class A Units other than in accordance with Section 9.2(d), (iv) the Company has committed a Willful and Intentional Breach of its obligations to provide notice of breaches or defaults under Section 5.13(a) or Section 5.13(b) or (v) EQT has breached any of its obligations set forth in Article XII or Schedule IV, and, in each case, such action or breach has not been cured within 60 days after receipt of written notice thereof by the Board or the Class B Representative thereof; (c) EQT experiences a Bankruptcy Event; and (d) after giving effect to any applicable cure periods, a material breach or default by EQT or its Affiliates under Section 1(a), Section 3.1(a)(i), Section 3(b)(i) (provided, that for purposes of Section 3(b)(i)(B) of the MSA, such material violation would, or would reasonably be expected to, result in termination of a Material Contract or a Material Permit), Section 3(b)(iii), Section 3(d), Section 5 or Section 10 of the MSA or (e) after giving effect to any applicable cure periods, a material breach or default by EQT or its Affiliates under any Affiliate Offtake Agreements that account for (A) at least 10% of total annual revenue under all Affiliate Offtake Agreements or (B) at least 5% of total annual revenue of the Company Group on a consolidated basis, in each case, individually or in the aggregate.

“Unit” means the ownership interest of a Member in the Company, and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement, including each of the Class A Units and the Class B Units.

“Willful and Intentional Breach” means a material breach of this Agreement that is the consequence of an act or failure to act undertaken by the breaching party with actual knowledge that the taking of or failure to take such act would, or would be reasonably expected to, cause a material breach of this Agreement.

Article II
ORGANIZATIONAL MATTERS

Section 2.1         Formation of the Company. The Company was formed as a limited liability company pursuant to the Act on September 24, 2024.

Section 2.2         Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of providing for the affairs of the Company and the conduct of its business in accordance with the provisions of the Act. The Members hereby agree that during the term of the Company set forth in Section 2.6, the rights, powers and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Act.

Section 2.3          Name. The name of the Company shall be “PipeBox LLC.” The Company’s business may be conducted under any other name or names as determined by the Board. The words “limited liability company,” “LLC,” “L.L.C.” or similar words or letters shall be included in the Company’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires.

Section 2.4         Purpose. The purposes of the Company are (a) to hold (directly or indirectly) the Contributed Interests, the Transferred Assets and any assets (including cash and securities) received upon distributions in respect thereto or the sale or exchange thereof, and only undertake activities that are ancillary or related thereto, including the management and operation thereof, (b) to make Distributions to the Members as provided in this Agreement, (c) to engage in the other activities that are specifically permitted by this Agreement and (d) in connection with acting in such capacities, to carry on any lawful business or activity.

Section 2.5         Registered Office; Registered Agent; Principal Office. Unless and until changed by the Board, the registered office of the Company in the State of Delaware and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be the initial registered office and the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Board may designate from time to time. The principal office of the Company shall be located at such place as the Board may from time to time designate by written notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board (a) determines to be necessary or appropriate and (b) identifies by written notice to the Class B Members.

Section 2.6         Term. The term of the Company shall continue indefinitely unless sooner terminated as provided herein. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Act.

Section 2.7         Restriction on Jurisdiction of Organization. The Company shall at all times be organized under the jurisdiction of the State of Delaware.

Section 2.8         No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.8, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof, including the Transaction Documents, shall be deemed or construed to suggest otherwise. The Members intend that the Company shall be treated as a newly formed partnership that is not a continuation of any other partnership for federal and, if applicable, state or local income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

Section 2.9         Title to the Assets. Title to the Company Group’s assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company or its applicable Subsidiary as an entity, and no Member, individually or collectively, shall have any direct or indirect ownership interest in such assets or any portion thereof.

Article III
UNITS; CAPITAL CONTRIBUTIONS

Section 3.1         Units and Capital Contributions.

(a)            The Units issued by the Company shall consist of Class A Units and Class B Units. As of the Execution Date and subject to Section 3.2, Section 5.8 and Section 5.9, the Company is authorized to issue an unlimited number of Class A Units and Class B Units. Subject to the terms and conditions set forth in this Agreement and the Contribution Agreement, and after giving effect to the Closing and as of the Execution Date, the Company has issued (i) 364,285,715 Class A Units to EQM and (ii) 350,000,000 Class B Units to Sponsor, in each case, as set forth on Schedule III. The Units shall initially be uncertificated; provided, that, if requested by the Class B Member, the Class B Units shall be certificated, and any certificates evidencing the Class B Units shall bear the following legend reflecting the applicable restrictions on the transfer of such securities:

“The Units evidenced hereby have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and may not be transferred except pursuant to an effective registration under the Securities Act or in a transaction that qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder.

The Units evidenced hereby are subject to the terms of that certain Amended and Restated Limited Liability Company Agreement of PipeBox LLC, dated as of ______________, 2024, as amended, modified or supplemented from time to time, by and among the members identified therein, including certain conditions to, and restrictions on, transfer. No transfer of the Units evidenced hereby may be made except in accordance with the provisions of such Amended and Restated Limited Liability Company Agreement, and any transfer of the Units evidenced hereby in violation thereof will be void ab initio. A copy of such Amended and Restated Limited Liability Company Agreement has been filed in the books and records of PipeBox LLC and is available upon written request made by the holder of record of this certificate to PipeBox LLC.”

(b)            Subject to any approvals required by this Agreement, the Board is hereby authorized to complete or amend Schedule III to reflect the issuance of additional Units, the Transfer of Units and the admission of Substituted Members resulting therefrom, the admission of Additional Members, the resignation or withdrawal of a Member or a change or correction to any other information set forth on Schedule III, in each case as provided in this Agreement. The Company shall make available to the Members copies of any amended or restated Schedule III from time to time, and the Company shall provide a copy of Schedule III then in effect to any requesting Member promptly upon such Member’s request. The ownership by a holder of Units shall entitle such holder to allocations of Profits and Losses and other items and Distributions of cash and other property as set forth in Article IV and Article IX. Each of the Members listed on Schedule III as of the date hereof is hereby admitted as a Member of the Company, and all of the Units held by such Members as of the date hereof, which collectively constitute all of the Units in the Company, as of the Execution Date, are hereby authorized and issued.

(c)            Upon purchase of all outstanding Class B Units in exchange for the Buyout Price with respect to such Class B Units pursuant to Section 9.8, the Company shall issue notice to the holders of such Class B Units of the complete redemption of the Class B Units and, upon receipt of such notice and notwithstanding anything herein to the contrary, (i) such Units shall be deemed to have been redeemed by the Company and cease to be issued and outstanding without any further action required by the Company or any Member, (ii) (x) such holders shall, or the Blackstone Affiliated Parties shall use commercially reasonable efforts to cause the holders to, execute and deliver to the Company a customary release of the Company, its Members and their Affiliates in respect of such holders’ interest in the Company effective upon receipt of the applicable Buyout Price and (y) the Company shall execute and deliver to the holders a customary release of the holders in respect of such holder’s interest effective upon redemption of the Class B Units; provided, that, in each case such release shall not include a release of any claims (A) under Section 6.1, (B) under the applicable transaction document by which the Class B Units are redeemed or (C) for fraud; and (iii) any rights of the holders in such Class B Units (other than as set forth in Article VI, Article VII and Article VIII (in each case in respect of the period prior to such achievement of the Base Return)) shall cease.

Section 3.2         Capital Contributions.

(a)            As of the Execution Date and after giving effect to the Closing, the Members agree that the amount of respective Capital Contributions of the Members are set forth on Schedule III hereto and each Member holds the Units specified for such Member on Schedule III attached hereto.

(b)            Notwithstanding any other provisions herein, (i) no Member shall be obligated to make any additional Capital Contributions to the Company, and (ii) EQM shall have the right, exercisable in its sole discretion, to make or cause to be made Capital Contributions of cash in exchange for additional Class A Units (A) in connection with the satisfaction of any obligations of EQM or its Affiliates under any Transaction Documents, (B) to fund operating expenses or capital expenditures not otherwise approved by the then-applicable Annual Budget, including to fund Growth Capital Expenditures, or (C) to cure to any Distribution Failure Event (as such term is defined in Schedule VII attached hereto). At least 30 days prior to funding any project or series of related projects requiring Growth Capital Expenditures, the Company shall notify the Class B Representative of the need for such Growth Capital Expenditures. If such Growth Capital Expenditures are reasonably expected to be less than or equal to $75,000,000 for the applicable project or series of related projects, the Class B Representative may elect in its sole discretion to cause the Company to fund such Growth Capital Expenditures from the revenues of the Company (including through an amendment to the applicable Annual Budget). If such Growth Capital Expenditures are reasonably expected to exceed $75,000,000 for the applicable project or series of related projects, the Company shall consider in good faith any proposals from the Class B Member and its Affiliates to participate in the funding of such Growth Capital Expenditures. If the Class B Member does not elect to cause the Company to fund such Growth Capital Expenditures or agree with the Board on a funding plan for such Growth Capital Expenditures, as applicable, by the end of such 30-day period, then such Growth Capital Expenditures shall be funded (x) outside of the Company or (y) through the Company pursuant to clause (ii)(B) of the immediately preceding sentence. Notwithstanding the foregoing, the Company shall be permitted to incur and fund Growth Capital Expenditures without the Class B Member’s consent for (1) the 2025 Fiscal Year, in an amount not to exceed $83,975,000, (2) the 2026 Fiscal Year, in an amount not to exceed $8,718,000, (3) the 2027 Fiscal Year, in an amount not to exceed $9,000,000 and (4) each Fiscal Year thereafter, in an amount not to exceed $1,000,000.

(c)            If approved by the Class A Members and the Class B Representative, the Board may request additional Capital Contributions from the Members from time-to-time (such request, a “Capital Call”) on terms and conditions approved by the Class A Members and Class B Representative.

(d)            Subject to Section 13.3, upon the funding of any Capital Contribution by the Members pursuant to Section 3.2(b) or Section 3.2(c), the Board shall, in connection therewith, amend Schedule III to reflect the issuance of additional Units and update the books and records of the Company, accordingly.

Section 3.3         Capital Accounts.

(a)            The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulations Section 1.704-l(b)(2)(iv).

(b)            For purposes of computing the Profits or Losses of the Company for any period, and any item of the Company’s income, gain, loss or deduction to be allocated pursuant to Article IV and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, that:

(i)            the computation of all items of income, gain, loss and deduction shall include any income of the Company that is exempt from U.S. federal income tax and those items described in Sections 705(a)(1)(B) or 705(a)(2)(B) of the Code and Treasury Regulations Section 1.704-l(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income tax purposes;

(ii)            if the Book Value of any the Company’s property is adjusted pursuant to clause (a) or (b) of the definition of Book Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property;

(iii)            items of income, gain, loss or deduction attributable to the disposition of the Company’s property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property;

(iv)            in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(v)            to the extent an adjustment to the adjusted tax basis of any asset of the Company pursuant to Sections 732(d), 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis); and

(vi)            any items of income, gain, loss, or deduction which are specially allocated pursuant to Section 4.5 shall not be taken into account in computing Profits and Losses, but the amounts of the items of income, gain, loss or deduction available to be specially allocated pursuant to Section 4.5 will be determined by applying rules analogous to those set forth in clause (i) through clause (v) above.

Section 3.4         Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution, termination, or cancellation of the Company).

Section 3.5         No Withdrawal. No Member shall be entitled to withdraw any part of such Member’s Capital Contributions or Capital Account balance or to receive any Distribution from the Company, except as expressly provided herein.

Section 3.6         Transfer of Capital Accounts. The original Capital Account established for each Substituted Member shall be in the same amount as the Capital Account (or portion thereof) of the Member attributable to the Units of such Member to which such Substituted Member succeeds, at the time such Substituted Member is admitted as a Member of the Company. The Capital Account of any Member whose interest in the Company shall be increased or decreased by means of the Transfer to it of all or part of the Units of another Member or the repurchase of Units shall be appropriately adjusted to reflect such Transfer or repurchase. Any reference in this Agreement to a Capital Contribution of or Distribution to a Member that has succeeded any other Member shall include any Capital Contributions or Distributions previously made by or to the former Member on account of the Units of such former Member Transferred to such Member.

Section 3.7         Additional Members. A Person may be admitted to the Company as an Additional Member only upon furnishing to the Company (a) a letter of acceptance, in form satisfactory to the Board, of all the terms and conditions of this Agreement, and (b) such other documents or instruments as may be deemed necessary or appropriate by the Board to effect such Person’s admission as a Member. Such admission shall become effective on the date on which the Board determines that such conditions have been satisfied, upon any approval by the Members required hereby and when any such admission is shown on the books and records of the Company.

Section 3.8         Substituted Members. In connection with the Transfer of Units of a Member permitted under the terms of this Agreement, the Transferee shall become a Substituted Member on the later of (a) the effective date of such Transfer and (b) the date on which the Board approves such Transferee as a Substituted Member, and such admission shall be shown on the books and records of the Company; provided, however, in connection with a Permitted Transfer, such Permitted Transferee shall become a Substituted Member on the effective date of such Permitted Transfer.

Article IV
DISTRIBUTIONS AND ALLOCATIONS

Section 4.1          Distributions to Units.

(a)            Subject to the remainder of this Section 4.1, Section 4.3 and the Board’s right to elect to prevent any Distribution of Available Cash pursuant to Section 5.8(g) no later than five (5) Business Days prior to the applicable Payment Date (a “Distribution Block Election”) (provided that if such election is made with the unanimous consent of the Board, including the Class B Manager, such election shall not constitute a Distribution Block Election), without the need for any action by any Member and for so long as Class B Units remain outstanding, holders of Units shall be entitled to receive from the Company, and the Company shall make on each Payment Date with respect to the Fiscal Quarter then ended, Distributions of Available Cash, as follows:

(i)            first, until the Base Return has been achieved with respect to each of the Class B Units,

(A)            the Class A Distribution Percentage to the holders of Class A Units (pro rata based upon each such holder’s Class A Percentage Interest); and

(B)            the Class B Distribution Percentage to the holders of Class B Units (pro rata based upon each such holder’s Class B Percentage Interest); and

(ii)            second, once Distributions have been made in respect of the Class B Units that result in the achievement of the Base Return with respect to each of the Class B Units,

(A)            the Residual Class A Distribution Percentage to the holders of Class A Units (pro rata based upon each such holder’s Class A Percentage Interest); and

(B)            the Residual Class B Distribution Percentage to the holders of Class B Units (pro rata based upon each such holder’s Class B Percentage Interest).

(b)            Notwithstanding anything to the contrary set forth herein, if at any time after the date hereof (i) EQT (or its successor) declares or pays a dividend to its shareholders or announces or consummates any share repurchase or similar transaction, or (ii) EQT (or its successor) or any of its Subsidiaries (excluding the Company Group) (A) incurs or borrows any long-term indebtedness for borrowed money (as determined in accordance with GAAP), (B) incurs or raises any equity financing or other capital markets financing (including by means of issuing common equity, preferred equity, or any other hybrid securities, or by a joint venture or other structured financing involving EQT or its Subsidiaries) or any other capital markets financing, or (C) (1) sells, transfers or disposes of any assets or (2) acquires any assets, in each case, whether in a single transaction or a series of related transactions, for aggregate consideration in excess of $100,000,000, in each case of the foregoing clauses (i) and (ii), where such action was authorized, approved or otherwise affirmatively taken by EQT (or its successor) or its applicable Subsidiaries (other than the Company Group) (each of the events described in clauses (i) and (ii), a “Distribution Trigger”), then the Company shall make Distributions of all Available Cash on the Payment Date immediately following the date on which the Distribution Trigger occurred in accordance with Section 4.1(a).

Section 4.2         Distributions upon a Fundamental Change. At the same time the Board approves any Fundamental Change that is expected to result in cash proceeds being made available to the Company, the Board shall also approve and the Company shall, following consummation of the Fundamental Change transaction and subject to Section 4.3, make Distributions of the cash proceeds from such Fundamental Change in accordance with Section 4.1.

Section 4.3         MVP Distributions. Notwithstanding anything to the contrary in this Agreement, at no time shall greater than 49.99% of the aggregate Fair Market Value of distributions of cash, cash equivalents and other assets (in respect of (a) a period of time or (b) any discrete distribution), as applicable, received, directly or indirectly, by the Company with respect to the Company’s direct or indirect interests in any Series A Membership Interests (such assets, the “Company MVP Assets”) be distributed to any Member other than Members Controlled by EQM or its Affiliates (the “Maximum MVP Distribution”). To ensure compliance with the Maximum MVP Distribution in connection with any Distribution pursuant to Section 4.1, the Company shall not make any such Distribution (and shall decrease such overall Distribution such that the distribution ratios in Section 4.1 are otherwise complied with) to the extent the aggregate Company MVP Assets Distributed to Members other than Members Controlled by EQM or its Affiliates in connection with such Distribution would exceed the Maximum MVP Distribution. In furtherance of the foregoing, the Company shall maintain a separate bank account into which all cash Company MVP Assets shall be deposited, and any cash Distributions made to the Members from such Company MVP Assets shall be made from such separate bank account.

Section 4.4         Allocations. After giving effect to the allocations set forth in Section 4.5, the Company shall allocate Profits and Losses (or, to extent determined necessary or appropriate by the Board, items thereof) for each Taxable Year among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal (proportionately) to (a) the Distributions that would be made to such Member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Book Value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 4.1(a) or Schedule VII(b), as applicable, to the Members, minus (b) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets and the amount any such Member is treated as obligated to contribute to the Company, computed immediately after the hypothetical sale of assets.

Section 4.5         Special Allocations; Other Allocation Rules.

(a)            Notwithstanding any other provisions of this Section 4.5, if there is a net decrease during a Taxable Year in Company Minimum Gain, items of income or gain of the Company for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulations Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provisions. This Section 4.5(a) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)            Notwithstanding any other provisions of this Section 4.5 (other than Section 4.5(a)), except as provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Taxable Year, each Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Taxable Year shall be allocated items of income or gain of the Company for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulations Sections 1.704-2(i)(4), 1.704-2(g) and 1.704-2(j)(2)(ii), or any successor provisions. This Section 4.5(b) is intended to comply with the chargeback requirement of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted in a manner consistent therewith.

(c)            Nonrecourse deductions (as determined in accordance with Treasury Regulations Section 1.704-2(b)(1)) for any Taxable Year shall be allocated as determined by the Board, to the extent permitted by the Treasury Regulations.

(d)            Losses attributable to Member Nonrecourse Deductions for any Taxable Year shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i).

(e)            If any Member that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Section 4.4, then items of income or gains of the Company for such Taxable Year shall be specially allocated as quickly as possible to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit; provided, that an allocation pursuant to this Section 4.5(e) shall be made only if and to the extent that such Member would have a deficit in such Member’s Capital Account after all other allocations provided in this Article IV have been tentatively made as if this Section 4.5(e) were not part of this Agreement. This Section 4.5(e) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(f)            For purposes of Treasury Regulations Section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (i) the amount of Company Minimum Gain and (ii) the total amount of Nonrecourse Built-in Gain shall be allocated among the Members as determined by the Board, to the extent permitted by the Treasury Regulations.

(g)            To the extent an adjustment to the adjusted tax basis of any Company properties pursuant to Section 732(d), 734(b) or 743(b) of the Code (including any such adjustments pursuant to Treasury Regulations Section 1.734-2(b)(1)) is required pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(m)(2), 1.704-1(b)(2)(iv)(m)(3) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to any Member in complete liquidation of such Member’s Units, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or (3) if such Treasury Regulations Section applies, or to the Member to whom such distribution was made if Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(h)            Items of income, gain, loss, expense or credit resulting from a Covered Audit Adjustment shall be allocated to the Members in accordance with the applicable provisions of the Partnership Tax Audit Rules and Section 4.7.

(i)            The allocations set forth in Sections 4.5(a) through (h) (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-1(b) and 1.704-2. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make the Company’s Distributions. Accordingly, notwithstanding the other provisions of this Article IV, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero.

(j)            Each Class B Quarterly Accrual and each payment made to Sponsor pursuant to Section 13.17 shall be treated as a “guaranteed payment” for the use of capital under Section 707(c) of the Code, and the computation of Profits or Losses for each Fiscal Year shall appropriately take into account the accrual of such “guaranteed payment;” provided, however, that, to the extent that the Class B Member does not receive a distribution on any Payment Date equal to at least the sum of (A) the Class B Quarterly Accrual for such Fiscal Quarter and (B) any Class B Quarterly Accrual for a prior Fiscal Quarter that remains unpaid as of the end of such Fiscal Quarter (such shortfall, the “Class B Distribution Shortfall”), then, solely for Capital Account and tax purposes, (i) the Class B Member shall be treated as contributing an amount equal to any increase to the Class B Distribution Shortfall for such Fiscal Quarter to the Company, (ii) the Class B Member’s Capital Account shall be increased to account for such deemed contribution and (iii) any subsequent distributions shall be treated as made in respect of the Class B Distribution Shortfall until the Class B Distribution Shortfall has been reduced to zero. Any distributions to the Class B Member for any Fiscal Year in respect of any Class B Distribution Shortfall or in excess of the sum of the Class B Quarterly Accruals for such year shall be treated as a distribution under Section 731 of the Code for U.S. federal income tax purposes and shall reduce the Class B Member’s Capital Account.

Section 4.6         Tax Allocations.

(a)            The income, gains, losses, deductions and credits of the Company will be allocated for federal, state and local income tax purposes among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated for federal, state and local income tax purposes among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)            Items of the Company’s taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Section 704(c) of the Code so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Book Value. In addition, if the Book Value of any of the Company’s asset is adjusted pursuant to the requirements of Treasury Regulations Section 1.704-l(b)(2)(iv)(f), then subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Book Value in the same manner as under Section 704(c) of the Code. The Board shall determine all allocations pursuant to this Section 4.6(b) using any manner determined by the Board that constitutes a “reasonable method” under the Treasury Regulations under Code Section 704(c).

(c)            Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(d)            Any recapture of depreciation or any other item of deduction shall be allocated, in accordance with Treasury Regulations Sections 1.1245-1(e) and 1.1254-5, to the Members who received the benefit of such deductions (taking into account the effect of any remedial allocations).

(e)            Allocations pursuant to this Section 4.6 are solely for purposes of U.S. federal, state and local taxes and shall not affect any Member’s Capital Account.

Section 4.7         Withholding and Indemnification for Payments on Behalf of a Member. The Company may withhold from Distributions with respect to any Unit or portions thereof if it is required by applicable law to make any payment to a Governmental Entity that is specifically attributable to a Member with respect to Units held by such Person (including federal, state or local taxes), and each such Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any such payment that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member with respect to Units held by such Person pursuant to this Agreement. Any taxes, penalties and interest payable under the Partnership Tax Audit Rules by the Company or any fiscally transparent entity in which the Company owns an interest shall be treated as specifically attributable to the Members and the Board shall use commercially reasonable efforts to allocate the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest to the Members to whom such amounts are specifically attributable (whether as a result of their status, actions, inactions or otherwise) as reasonably determined by the Board; provided, however, for the avoidance of doubt, that if a “push-out” election under Section 6226 of the Code (or any analogous election under state or local tax law) with respect to any fiscally transparent entity in which the Company owns an equity interest is not made for any taxable period that ends prior to or includes the Execution Date, the burden of (or any diminution in distributable proceeds resulting from) any such taxes, penalties or interest payable under the Partnership Tax Audit Rules shall be specifically allocated to the Class A Member; provided, further, however, that with respect to any taxable period that includes the Execution Date, such burden shall be specifically allocated to the Class A Member only to the extent attributable to the portion of such taxable period up to and including the day immediately prior to the Execution Date. Any amounts withheld from, paid on behalf of or otherwise specifically attributable to any Member pursuant to this Section 4.7 will be treated as having been distributed to such Member. To the extent that the cumulative amount withheld or paid for any period exceeds the Distributions to which such Member is entitled for such period with respect to Units held by such Person, the Company will provide notice to such Member and such amount will (a) be treated as having been distributed to such Member as an advance against the next Distributions that would otherwise be made to such Member with respect to Units held by such Person, and such amount shall be satisfied by offset from such next Distributions or (b) if requested in writing by the Board, be contributed by such Member to the Company within 15 days of demand therefor. If a Member fails to comply with its obligation to contribute to the Company pursuant to clause (b) above, such Member shall indemnify the Company in full for the entire amount paid by the Company (including interest, penalties and related expenses). Each Member will furnish the Board with such information as may reasonably be requested by the Board from time to time to determine whether withholding is required and the amount thereof, and each Member will promptly notify the Board if such Member determines at any time that it is subject to withholding. A Member’s obligation to indemnify and make contributions to the Company under this Section 4.7 shall survive (i) the termination, dissolution, liquidation, cancellation, and winding up of the Company, and for purposes of this Section 4.7, to the fullest extent permitted by applicable law, the Company shall be treated as continuing in existence and (ii) such Member ceasing to be a Member. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 4.7 if a Member does not comply with the provisions in this Section 4.7, including instituting a lawsuit to collect such amounts required to be paid to the Company or otherwise borne by such Member, with interest calculated at a rate equal to the Prime Rate plus three percentage points per annum (but not in excess of the highest rate per annum permitted by applicable law), compounded on the last day of each Fiscal Quarter.

Article V
MANAGEMENT

Section 5.1         Management of the Company. The Board of Managers of the Company (the “Board,” and each member of the Board, a “Manager”) shall oversee, direct and manage the activities of the Company, subject to Section 5.8 and Section 5.9. The Board hereby delegates authority to the Operator to manage and administer the day-to-day business and affairs of the Company Group pursuant to the terms of the MSA. Notwithstanding the foregoing delegation of authority to the Operator, under the direction of the Board, certain activities of the Company may be conducted on the Company’s behalf by committees or designated representatives of the Board or the officers of the Company as specified and authorized by the Board as set forth in Section 5.12.

Section 5.2         Board Composition; Term; Removal; Vacancies.

(a)            For so long as any Class B Units remain outstanding, subject to the other provisions in this Section 5.2(a) and Section 5.2(d), the Board shall consist of five Managers, (i) three of which shall be appointed by EQM (each, an “EQM Manager”) and (ii) two of which shall be appointed by the Class B Representative (each, a “Class B Manager”). From the period commencing on the Execution Date and ending on the tenth (10th) anniversary of the Closing, the appointment of any replacement Class B Manager shall require the prior approval of EQM (not to be unreasonably withheld, conditioned or delayed; provided, that failure by any replacement Class B Manager to fulfill the requirements and conditions set forth on the Schedule I shall be deemed a reasonable basis for EQM to withhold, condition or delay approval, in its sole discretion), unless such Class B Manager is an employee, senior advisor or operating partner of the Class B Member or its Affiliate. Each Manager appointed to the Board shall serve until his or her successor is duly appointed or until his or her earlier death, removal or resignation. As of the Execution Date, the initial EQM Managers and initial Class B Managers are as set forth on Schedule II.

(b)            For so long as any Obligations and any Class B Units remain outstanding, upon the presentment to the Board for approval of the matters referred to in Section 5.8(q) (subject to conditions set forth in Section 5.14(e)), Section 5.14(d) or Section 5.14(e) (the “Material Approvals”), the Board shall, automatically, and without any further action by the Board or any Member, be reconstituted to consist of six Managers, (i) three of which shall remain EQM Managers, (ii) two of which shall remain Class B Managers and (iii) one of which shall be an Independent Manager who shall be appointed by a majority of the EQM Managers and the Class B Managers, subject to the prior consent of the Class B Representative (such consent not to be unreasonably withheld, conditioned or delayed); provided that once the subject of the Material Approval has been fully resolved (for example, either approved or declined and all related matters and decisions have been made), the Board shall, automatically, and without further action by the Board or any Member, be reconstituted to consist of five Managers, consistent with Section 5.2(a), and the Independent Manager shall resign, effective as of the date the subject of the Material Approval has been fully resolved. Notwithstanding the foregoing, if Distributions to the Class B Units equal to the Buyout Price have been made prior to the time that the subject of the applicable Material Approval has been fully resolved, the Board shall, automatically, and without further action by the Board or any Member, be reconstituted to consist of three Managers, and each of the Independent Manager and the Class B Managers shall resign, effective as of the date of that no Class B Units remain outstanding. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, and notwithstanding any duty otherwise existing at law or in equity, the Independent Manager shall consider only the interests of the Company, including its creditors, in acting or otherwise voting on the Material Approvals. Except for duties to the Company as set forth in the immediately preceding sentence (including correlative duties to the Members and the Company’s creditors solely to the extent of their respective economic interests in the Company but excluding (x) all other interests of the Members, (y) the interests of other Affiliates of the Company and (z) the interests of any group of Affiliates of which the Company is a part), the Independent Manager shall not have any fiduciary duties to the Members or any other Person bound by this Agreement, provided, however, that the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing. To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Independent Manager shall not be liable to the Company, the Members or any other Person bound by this Agreement for breach of contract or breach of duties (including fiduciary duties), unless such Independent Manager acted in bad faith or engaged in gross negligence or willful misconduct. No Independent Manager may be removed or replaced except for Cause and except as otherwise provided in this Section 5.2. In the event of a vacancy in the position of Independent Manager when such position is required to be filled pursuant to this Section 5.2(b), the Board, subject to the prior consent of the Class B Representative (such consent not to be unreasonably withheld, conditioned or delayed) shall, as soon as practicable, appoint a successor Independent Manager. Notwithstanding anything herein to the contrary, all right, powers and authority of the Independent Manager shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement, and the Independent Manager shall not for purposes of this Agreement otherwise be considered a “Manager,” shall not be counted towards any quorum or voting requirements and shall not have any right to vote other than, in each case, with respect to the Material Approvals under this Agreement. When the Independent Manager’s consent is required with respect to a Material Approval pursuant to this Agreement, the Independent Manager shall be provided notice of the meeting at which any Material Approval is being discussed and/or put to a vote in accordance with Section 5.3.

(c)            Any EQM Manager, Class B Manager or Independent Manager may resign at any time by delivering a written notice to the Company. Such resignation shall be effective upon receipt of such written notice unless it is specified in such notice to be effective at some other time or upon the happening of some other event and, unless specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any EQM Manager may be removed from the Board or any committee thereof at any time and with or without cause by EQM, and any Class B Manager may be removed from the Board or any committee thereof at any time and with or without cause by the Class B Representative. The removal of an EQM Manager by EQM and Class B Manager by the Class B Representative shall be effective upon delivery of notice thereof to the Company and each of the remaining Managers. Any vacancy on the Board or any committee thereof because of resignation, death or removal of (i) an EQM Manager will be filled only by a new EQM Manager appointed by EQM in accordance with Section 5.2(a), (ii) a Class B Manager will be filled only by a new Class B Manager appointed by the Class B Representative in accordance with Section 5.2(a) and (iii) an Independent Manager will be filled only by a new Independent Manager that fulfills the criteria set forth in the definition of “Independent Manager” and in accordance with Section 5.2(b). If a Member fails to appoint a Manager pursuant to this Section 5.2, such position on the Board or committee thereof shall remain vacant until a Member exercises its right to appoint a Manager as provided herein. Any vacancies on the Board shall not be counted towards any quorum requirements under this Agreement.

(d)            As a condition to the effectiveness of each Manager’s and Board Observer’s appointment to the Board, each such Person shall fulfill the requirements and be subject to the terms and conditions set forth on the Schedule I.

Section 5.3          Board Actions; Meetings. Regular meetings of the Board shall be held no less than once each calendar quarter on such dates and at such times as shall be determined by the Board in accordance with the notice provisions in this Section 5.3. Special meetings of the Board may be called by any EQM Manager or Class B Manager, and special meetings of any committee may be called by any EQM Manager or Class B Manager on such committee. Meetings of the Board and any committee thereof shall be held telephonically or virtually, or in such other manner or place as may be determined by the Board or such committee. Notice of each meeting of the Board or any committee thereof stating the date, location, time and purpose of such meeting shall be given to each Manager of the Board or committee member, as applicable, by hand, telephone, e-mail, overnight courier or the United States mail not less than five days, with respect to regular meetings, or 48 hours, with respect to special meetings, and not more than 50 days prior to such meeting. Notice may be waived before or after a meeting or by attendance without protest at such meeting. A meeting of the Board or any committee thereof may be held by telephone conference or similar communications equipment by means of which all individuals participating in the meeting can be heard by all other individuals participating in such meeting. The Board or any committee thereof may adopt such other procedures governing meetings and the conduct of business at such meetings as it shall deem appropriate. At all duly noticed meetings of the Board and any committee thereof, the presence of a majority of the Managers entitled to vote at such meeting, including one EQM Manager and one Class B Manager, shall constitute a quorum for the transaction of business; provided, that the presence of a Class B Manager shall not be necessary to constitute a quorum at a meeting of the Board to the extent that the Board failed to reach a quorum in connection with the immediately prior meeting of the Board (called in accordance with the provisions of this Section 5.3) due to a lack of presence of the Class B Manager at such prior meeting. Participation by a Manager in a meeting in accordance with this Section 5.3 shall constitute presence in person at the meeting. If a quorum is not present at any meeting of the Board or any committee thereof, the Managers present thereat may adjourn the meeting and reconvene on a date determined by the Managers present at that meeting to a date not less than three Business Days later and not more than 60 days later with notice provided to the Board not less than 48 hours before the reconvened meeting, until a quorum is present. A Manager may be counted as present for purposes of a quorum at a meeting of the Board or a committee thereof if another Manager appointed by the same Member is present at such Board or committee meeting. Each Manager shall have one vote on all matters submitted to the Board or any committee thereof, as applicable; provided that any Manager shall be entitled to vote on behalf of any other Manager that is not present if such other Manager was appointed by the same Member. Unless otherwise expressly provided in this Agreement, including Section 5.8 and Section 5.9, approval by the majority of the Board or members of a committee, as applicable, taken at a duly convened meeting at which a quorum is present, shall be required for any act of the Board or such committee, as applicable.

Section 5.4          Actions by Consent. Subject to Section 5.9, the actions by the Board or any committee thereof may be taken (a) by vote of the Board or such committee at a meeting thereof at which a quorum is present or (b) by written consent, so long as (i) each Manager is provided prompt, and in any event no more than 24 hours after approval by the Board of such written consent, notice of such written consent, which notice shall set forth the action(s) so taken and (ii) such written consent is executed by a majority of the Board or members of such committee (unless otherwise expressly provided in this Agreement).

Section 5.5         Material Deadlock. In the event of any Material Deadlock, the Board shall first attempt to resolve such Material Deadlock by submitting the matter to a designated EQM Manager and a designated Class B Manager for discussion and resolution. If those individuals are not able to resolve such Material Deadlock within ten Business Days after submission of the matter to them, then the Company shall not take the action with respect to the subject of such Material Deadlock; provided, however, that (a) in the event of a Material Deadlock with respect to any Annual Budget, a budget in the amount of the most recent Annual Budget previously approved by the Board, subject to an increase in expenditures not to exceed 15% of the most recent applicable Annual Budget approved (or otherwise authorized pursuant to this Section 5.5) in the aggregate, shall continue and be deemed to be the Annual Budget for the applicable Fiscal Year unless and until a new Annual Budget is approved by the Board in accordance with this Agreement and (b) notwithstanding the existence of a Material Deadlock, the Operator may take temporary steps to the extent reasonably necessary to avoid or respond to the occurrence of an Emergency, a violation of Law or a material adverse effect on the financial performance or continuing results of operations of the Company Group, taken as a whole.

Section 5.6          Minutes. All decisions and resolutions of the Board shall be reported in the minutes of the Company, which shall state the date and the resolutions approved by the Board. The minutes of the Company shall be kept at the principal office of the Company.

Section 5.7          Board Observer. EQM shall have the right to designate up to two natural persons to act as Board observers and the Class B Representative shall have the right to designate up to two natural persons to act as Board observers, in each case of the EQM designated observers and the Class B Representative designated observers, who satisfy the criteria set forth on Schedule I (each such Board observer, a “Board Observer”) at all meetings of the Board, which designation shall be made by written notice to the other Parties. Subject to the limitations set forth in this Section 5.7, each Board Observer shall be entitled to attend all meetings of the Board or any committee thereof, and the Company shall provide to the Board Observers any notices of Board or committee meetings and a copy of all meeting materials concurrently with providing such notices and materials to the Board or committee, as applicable. The Board Observers shall not have any voting rights or count towards any quorum with respect to any action brought before the Board or any committee thereof. Notwithstanding any rights to be granted or provided to the Board Observers hereunder, the Board or any two Managers acting together may exclude a Board Observer from access to any materials or meetings or portion thereof to the extent such materials or meeting or portion thereof (a) directly relate to a matter that, in the written advice of Company’s counsel, could reasonably be expected to result in the loss of attorney-client privilege or (b) contains competitively sensitive information of any Member.

Section 5.8          Board Approval Requirement. Subject to Section 5.9 and except as contemplated in the then-applicable Annual Budget, (x) none of the Company, any of its Subsidiaries nor any officer or agent of the Company (including the Operator) on behalf of the Company or any of its Subsidiaries, shall take or consent to any of the actions described in this Section 5.8 and (y) to the extent directly related to MVP and its Subsidiaries, none of the Company (in its capacity as an equity holder in MVP) nor any member of the Series A Management Committee (as such term is defined in the MVP LLCA) appointed by the Company, EQM or its Affiliates, nor any other officer or agent of the Company, shall take or consent to (and without the approval required by this Section 5.8, each such Person shall vote against), any decision or action set forth in Section 5.8, in each case, without the approval of the Managers constituting a majority of the Board (in accordance with Section 5.3):

(a)            (x) incur or create arrangements permitting the incurrence of, or (y) repay Indebtedness, in each case of the foregoing (x) and (y), other than (i) Indebtedness that does not exceed $35,000,000 in the aggregate or is otherwise contemplated by the then-applicable Annual Budget and (ii) the assumption of the Term Loan (and the repayment thereof in accordance with the Contribution Agreement (the “Term Loan Repayment”));

(b)            (i) approve, amend or incur expenses that exceed in any respect amounts set forth in the Annual Budget, except with respect to expenditures (A) necessitated by an Emergency or (B) that would not constitute a Budget Exception or (ii) approve or amend the Annual Budget solely to the extent such Annual Budget contains (or following amendment would contain) a Budget Exception; provided that the inclusion of any Growth Capital Expenditures in an Annual Budget and the approval or incurrence of Growth Capital Expenditures shall be subject to Section 3.2(b);

(c)            initiate, settle, compromise, resolve or dismiss (or approve of the initiation, settlement, compromise, resolution or dismissal of) any claim, litigation, arbitration, administrative proceeding, or regulatory matter; which (i) involves payments in excess of $15,000,000, (ii) relates to an action for injunctive relief or (iii) relates to a criminal matter;

(d)            adopt, approve or otherwise enter into any hedging program or hedging arrangement;

(e)           enter into, terminate, extend, amend, waive or modify the MSA or any other Affiliate Contract other than (x) terminations following the expiration of the term set forth in such agreements, (y) Renewed Contracts and Substitute Contracts and (z) extensions, amendments, waivers or modifications to (i) commercial agreements entered into on an arm’s length basis and on then-prevailing market terms, in the ordinary course of business and on terms at least as favorable in all material respects to the Company as the terms of the existing agreements prior to such actions, and (ii) commercial agreements relating to assets that are regulated by (and the pricing for which is established by) FERC, in each case, to the extent such extensions, amendments, waivers or modifications are at least as favorable, in all material respects, to the Company as the terms of the MSA or applicable Affiliate Contract prior to such actions;

(f)            change the business purpose of the Company as set forth in Section 2.4;

(g)           determine not to make or otherwise prevent any Distributions of Available Cash to the Members pursuant to Section 4.1, including determining whether to make a Distribution Block Election;

(h)            make loans or otherwise lend funds to any Person, other than (i) in connection with customary trade debt and accounts receivable, (ii) that do not exceed $10,000,000 or (iii) to a Subsidiary of the Company;

(i)            approve any Fundamental Change or an Exit Transaction, in each case, except as permitted pursuant to and in accordance with Section 9.9;

(j)            create any new, or issue any additional, Equity Securities or other securities of the Company (other than pursuant to Section 3.2(b)(ii));

(k)            create any new Subsidiary of (i) the Company, or (ii) with respect to MVP, the Series A Membership Interests, in each case other than a Subsidiary wholly owned by the Company or issue any equity interests in such Subsidiaries other than to the Company or its wholly owned Subsidiaries;

(l)            sell, lease, transfer, exchange or otherwise dispose of any interest in any material assets or properties of the Company Group or MVP in excess of $50,000,000, in a single transaction or a series of related transactions;

(m)          (i) change or replace (or consent to any assignment of the MSA that has the effect of changing or replacing) the Operator under the MSA with (A) a non-Affiliate of EQM or (B) an Affiliate of EQM that does not have the experience, safety record, creditworthiness and financial wherewithal generally acceptable for a similarly sized enterprise within the midstream natural gas industry or (ii) replace the MSA with a similar agreement;

(n)           make or agree to any acquisitions or capital expenditures, including investments in third parties, except (i) as contemplated by the then applicable Annual Budget in any Fiscal Year (including as permitted pursuant to Section 5.8(b)) or (ii) with respect to Growth Capital Expenditures, which shall be subject to the terms of Section 3.2(b);

(o)           enter into any partnership or joint venture;

(p)           (i) enter into or consummate any merger, consolidation, combination or similar transaction with any Person or (ii) acquire (by merger, consolidation, combination or similar transaction), directly or indirectly, any assets, securities, properties or businesses, or form or acquire any interest in, or contribute any property to, any Person, in each case, that is not a direct or indirect wholly owned Subsidiary of the Company, or in the case of MVP, that is not directly or indirectly wholly owned by the Series A Membership Interests, in each case, in a single transaction or a series of related transactions;

(q)           voluntarily effect a Bankruptcy Event;

(r)            change the Company’s outside auditors or accountants to any auditor or accountant;

(s)           elect (or change any election) to have the Company or any of its Subsidiaries treated as an entity other than a partnership or disregarded entity for U.S. federal income tax purposes;

(t)            distribute any assets to the Members (or other holders of Units) in any medium other than cash (it being understood that accruals under Section 4.1 shall occur without the necessity of consent by any Person);

(u)           except as contemplated pursuant to Article IV, make any payments or Distributions to, or effect any redemptions in respect of, Units, in each case, prior to the redemption or liquidation of all Class B Units in accordance with the terms hereof, unless such redemption or liquidation is with respect to all Class B Units;

(v)            create, grant, issue or otherwise exchange any Equity Securities or other securities (other than Indebtedness to the extent permitted under Section 5.8(a)) that (i) have a liquidation preference or any rights senior to or on parity with the Class B Units, (ii) require the Company to pay Distributions that will have priority to or parity with Distributions payable on the Class B Units, or (iii) have rights to dividends or distributions that would reduce the Class B Units’ Distributions hereunder;

(w)           subject to Section 13.4, amend or waive any of the provisions of this Agreement;

(x)            (i) enter into any Material Contract, (ii) amend in any material respect, waive any material provision of, or terminate any Material Contract or Material Offtake Agreement or (iii) knowingly and intentionally take any action that would reasonably be expected to result in a material breach or default of any material provision of any Material Contract or Material Offtake Agreement;

(y)           making any material regulatory application or filing;

(z)            obtain, terminate, amend, waive or modify in any material respect any material insurance policies; or

(aa)         take any action, authorize or approve, or enter into any binding agreement with respect to or otherwise commit to do any of the foregoing;

provided that, notwithstanding anything herein to the contrary, including the restrictions on actions by the Company contained in this Section 5.8 and Section 5.9, (x) designation as a “Founding Member” (as such term is defined in that certain Third Amended and Restated Limited Liability Company Agreement of MVP (as the same may be amended from time to time, pursuant to its terms and the terms of this Agreement, the “MVP LLCA”)), (y) any appointment or designation as a Series A Management Committee Member (as such term is defined in the MVP LLCA) and (z) all decisions, actions and approvals to be made, taken, granted or withheld, as the case may be, by the Series A Management Committee (as such term is defined in the MVP LLCA) shall be reserved for EQM, in its sole discretion, but only to the extent such decisions, actions and approvals (I) do not pertain exclusively to the Mainline Facilities (as such term is defined in the MVP LLCA), (II) would not reasonably be expected to result in the creation or existence of any lien or encumbrance on any portion of the Mainline Facilities that would be material to the Mainline Facilities, taken as a whole, or (III) would not reasonably be expected to result in the cessation or interruption of operations at the Mainline Facilities for a period of time that would exceed the then-applicable period during which payments are required to be made under applicable offtake and shipper agreement(s) pursuant to the terms of and standards under such agreement(s) in respect of the Mainline Facilities, in each case, without giving effect to any waivers by the parties thereto, and none of Sponsor, any Class B Member nor the Class B Managers shall have any rights with respect thereto by virtue of this Agreement or the business relationship established hereby.

Section 5.9            Other Approval Requirements.

(a)           Notwithstanding anything to the contrary in this Agreement (other than the last sentence of this Section 5.9(a)), if there are any Class B Units that remain outstanding as of any time of determination, then prior to any member of the Company Group, any officer, agent or other representative of the Company Group (including the Operator) taking any of the actions set forth in Section 5.8 other than the Board Reserved Matters, the Company shall first obtain the approval of the Class B Representative (“Class B Representative Approval”). “Board Reserved Matters” shall mean: (i) prior to the achievement of the Base Return in respect of all outstanding Class B Units, the actions set forth in Section 5.8(b)(i)(A), Section 5.8(c)(i), Section 5.8(d), Section 5.8(g), Section 5.8(r), Section 5.8(y) and Section 5.8(z); and (ii) after the achievement of the Base Return in respect of all outstanding Class B Units, all of the actions set forth in Section 5.8 other than Section 5.8(e). If any action set forth in Section 5.8 constitutes a Board Reserved Matter as of any time of determination, such action by any member of the Company Group, any officer, agent or other representative of the Company Group (including the Operator) shall not require Class B Representative Approval. Notwithstanding the foregoing, following the beginning of the Buyout Period, neither Class B Representative Approval nor any other approval by any Class B Member shall be required in respect of any action by any member of the Company Group or any officer, agent or representative of the Company (including the Operator) on behalf of the Company Group if such action would result in the receipt by all holders of Class B Units of the then-applicable Buyout Price.

(b)           For so long as any Obligations and any Class B Units remain outstanding, none of the members of the Company Group nor any officer, agent or representative of the Company (including the Operator) on behalf of the Company Group, nor the Board, shall take any action that constitutes a Material Approval without the consent of the Independent Manager.

Section 5.10         Committee Membership. Each of EQM and the Class B Representative shall have the right to have at least one EQM Manager and Class B Manager, respectively, appointed to serve on each committee of the Board.

Section 5.11         Limitation of Liability; Manager Insurance.

(a)           Except as otherwise provided herein or in any agreement entered into by such Person and the Company and to the maximum extent permitted by the Act, no present or former Manager, nor any such Manager’s Affiliates, employees, agents or representatives, shall be liable to the Company or to any Member for any losses sustained or liabilities incurred as a result of any act or omission performed or omitted by such Person in its capacity as Manager, or otherwise; provided that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s actual fraud, willful misconduct or knowing violation of law, in each case as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). Each Manager shall be entitled to rely, and shall incur no liability in acting or refraining from acting, upon (i) the advice of legal counsel, independent public accountants and other experts, including financial advisors, and (ii) any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, paper, document, signature or writing reasonably believed by it to be genuine, and any certificate signed by an officer, agent or representative of any Person in order to ascertain any fact with respect to such Person or within such Person’s knowledge and, in each case, any act of or failure to act by such Manager in good faith reliance on such advice or documentation shall in no event subject such Manager or any of such Manager’s Affiliates, employees, agents or representatives to liability to the Company or any Member for any losses sustained or liabilities incurred as a result thereof, or otherwise.

(b)           Further, and for the avoidance of doubt, no present or former EQM Manager nor any such EQM Manager’s Affiliates, employees, agents or representatives, shall be liable to the Company or to any Member for any losses sustained or liabilities incurred as a result of any act or omission performed or omitted by such EQM Manager in its capacity as Manager solely on the basis of or in connection with any decisions, actions or inactions of EQM or any of its Affiliates in respect of any agreements or transactions in which EQM or any of its Affiliates is a counterparty to the Company or and of its Subsidiaries or MVP.

(c)            Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.11(a) shall limit or waive any claims, actions, rights to sue, other remedies or other recourse the Company, any Member or any other Person may have against any Member or Manager for a breach of contract claim relating to any binding agreement, including this Agreement.

(d)            The Company shall obtain and maintain, at its sole cost and expense, director and officer insurance, which director and officer insurance shall be with an underwriter or underwriters, and having coverage limits and other terms and conditions, reasonably acceptable to the Board.

Section 5.12         Officers.

(a)            The officers of the Company shall be such officers as the Board from time to time may deem proper. All officers of the Company shall be appointed by the Board. All officers shall each have such powers and duties as generally pertain to their respective offices or as may be prescribed by the Board.

(b)            Each officer shall hold office until such person’s successor shall have been duly elected and shall have qualified or until such person’s death or until he shall resign or be removed pursuant to Section 5.12(c).

(c)            Any officer elected, or agent appointed, by the Board may be removed, with or without cause, by the Board whenever, in its judgment, the best interests of the Company would be served thereby. No elected officer shall have any contractual rights against the Company for compensation by virtue of such election beyond the date of the election of such person’s successor, such person’s death, such person’s resignation or such person’s removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

(d)            A newly created office and a vacancy in any office because of death, resignation or removal may be filled by the Board for the unexpired portion of the term.

Section 5.13          Enforcement of Affiliate Contracts.

(a)            In the event of any material breach or material default under any Affiliate Contract by an Affiliated Counterparty, (x) the Company shall promptly give written notice to all non-conflicted Members detailing such material breach or material default, and (y) any non-conflicted Member may give written notice to the Company and to the Member affiliated with such Affiliated Counterparty, which notice shall set forth (i) the identity of the Affiliated Counterparty, (ii) the Affiliate Contract under which such Affiliated Counterparty is alleged to have materially breached or materially defaulted and (iii) with reasonable specificity, the facts and circumstances alleged to have resulted in a material breach or material default. Upon receipt of such written notice, the Member affiliated with such Affiliated Counterparty shall have 45 days to cause the Affiliated Counterparty to cure any such material breach or material default or such shorter cure period from the date of breach or default as provided for under the relevant Affiliated Contract. If, following such cure period, such material breach or material default has not been cured by such Affiliated Counterparty, such notifying non-conflicted Member(s) shall be entitled to cause the Company or its applicable Subsidiary to enforce its rights and remedies in respect of such material breach or material default, without the requirement of the approval by the Board or any other Person, including the other Member(s). For the avoidance of doubt, any breach or default of payment obligations or any other breach or default under any Affiliate Contract by an Affiliated Counterparty that would, with or without notice or the passage of time, provide the Company or its applicable Subsidiary with a right to terminate or otherwise result in a suspension or termination of such Affiliate Contract, shall be deemed to be “material” for purposes of this Section 5.13.

(b)            Without limiting the generality of the foregoing, in the event of any breach or default under the Contribution Agreement by any Contributor (as defined in the Contribution Agreement) or by EQT of its obligations set forth in Article XII and Schedule IV, the Company shall promptly give written notice to Sponsor detailing such breach or default, and Sponsor shall be entitled to cause the Company or its applicable Subsidiary to enforce its rights and remedies in respect of such breach or default, including with respect to rights for indemnification against such Contributor(s) (as defined in the Contribution Agreement), without the requirement of Board Approval or the approval of any other Person, including the other Member(s).

(c)            Any reasonable, documented, out-of-pocket costs and expenses incurred by Sponsor or its Affiliates in connection with the exercise of its rights under this Section 5.13 shall be borne by the Company and shall be reimbursed by the Company promptly (and in any event no later than five Business Days) following written notice thereof from Sponsor (together with reasonable supporting documentation of such costs and expenses).

Section 5.14         Separateness. This Section 5.14 is being adopted, inter alia, in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.

(a)            The Company shall (and shall cause its Subsidiaries to) take all reasonable steps to maintain its identity as a separate legal entity from each other Person that is not a member of the Company Group and to make it manifest to third parties that each member of the Company Group is a separate legal entity from any other Person that is not a member of the Company Group. Without limiting the generality of the foregoing, the Company shall, on behalf of itself and the Company Group:

(i)             maintain its own separate books, records and agreements as official records and separate from those of its Affiliates and Members and all other Persons;

(ii)            maintain its bank accounts with commercial banking institutions separate from those of its Affiliates and Members and all other Persons, and ensure that the funds of the Company Group will not be diverted to any Affiliates, Members or any other Persons or for other than the use of the Company Group;

(iii)           at all times hold itself out to the public as a legal entity separate from its Affiliates and Members and all other Persons and not identify itself or hold itself out as a division of any other Person;

(iv)          ensure that all transactions between it and any of its Affiliates, Members (or Affiliates of Members), or any other Person, whether currently existing or hereafter entered into, shall be only on an arm’s length basis, it being understood and agreed that the transactions contemplated in the Transaction Documents meet the requirements of this clause (iv);

(v)            conduct its business (including entry into contracts or purchase orders) in its own name, strictly comply with all organizational formalities to maintain its separate existence and hold all of its assets in its own name and not commingle its property with the property of any of its Affiliates and Members or any other Persons (except, in each case, other members of the Company Group);

(vi)          maintain financial statements separate from those of its Affiliates, Members or any other Person, except as contemplated by, and in accordance with, the Transaction Documents;

(vii)         hold at least quarterly meetings of the Board as required pursuant to Section 5.3 and otherwise observe all organizational formalities set forth in the Governing Documents;

(viii)        have no employees;

(ix)           not hold out its credit or assets as being available to satisfy the obligations of any other Person, including EQM and its Affiliates; provided that the Term Loan Repayment shall be permitted;

(x)            not become or remain liable, directly or contingently, in connection with any indebtedness or other liability of EQT or any of its Subsidiaries, whether by guaranty, indorsement (other than indorsements of negotiable instruments for deposit or collection in the ordinary course of business), agreement to purchase or repurchase, agreement to supply or advance funds or otherwise; provided that the Term Loan Repayment shall be permitted;

(xi)           not grant or permit to exist any lien, encumbrance, claim, security interest, pledge or other right in favor of any Person in the assets of the Company Group that secures the obligations or is for the benefit of EQT and its Subsidiaries;

(xii)          not make any loans or advances or transfer any funds to EQT or its Subsidiaries except for Distributions;

(xiii)         file its own tax returns to the extent required by applicable law and pay on its own behalf any taxes that are payable by the Company;

(xiv)         not commingle its funds or assets with the funds or assets of any other Person (except other members of the Company Group) and hold all of its funds and assets in its own name (or in the name of another member of the Company Group);

(xv)          pay its own liabilities and expenses only out of its own funds;

(xvi)         to the extent that it requires an office to conduct its business, conduct its business from an office at a separate address from any of its Affiliates or otherwise apportion the cost of shared offices equitably;

(xvii)        correct any known misunderstanding regarding its existence as a separate legal entity;

(xviii)      after giving effect to the transactions contemplated in the Transaction Documents, not acquire any obligations or securities of EQT or any of its Subsidiaries;

(xix)         maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business purpose, transactions and liabilities;

(xx)          maintain its assets in such a manner that it is not costly or difficult in any material respect to segregate, ascertain or identify its individual assets from those of any other Person or as permitted by the Transaction Documents;

(xxi)         not engage, directly or indirectly, in any business other than the actions required or permitted to be performed under this Agreement or the Transaction Documents;

(xxii)        except as contemplated or permitted herein or by the Transaction Documents, (x) not incur, create or assume any indebtedness, or own or acquire any stock or securities, of any Person, or (y) pledge its assets for the benefit of any other Person or assume or guarantee any of the obligations or liabilities of any other Person;

(xxiii)       observe all corporate formalities and other formalities required by its certificate of formation, this Agreement and any other of its organizational documents; and

(xxiv)       allocate fairly and reasonably any overhead expenses that are shared between any member of the Company Group and any other Person (except other members of the Company Group) in a manner customary for businesses similarly-situated to the Company and the other members of the Company Group; and

(xxv)        take, or refrain from taking, as the case may be, all other actions that are necessary to be taken or not to be taken in order to maintain its separate existence.

(b)           To the fullest extent permitted by law, failure of the Company, the Members or the Managers on behalf of the Company to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of any Member.

(c)           The Members acknowledge and agree that the Company is a special purpose, non-guarantor unrestricted (if applicable) Subsidiary of EQT and any Affiliate thereof and that the investment in the Company by Sponsor is made in reliance on the corporate separateness of the Company from EQT and its Affiliates.

(d)           (i) The definitions of “Independent Manager” and “Bankruptcy Event” or (ii) this Section 5.14 and Section 5.2(b) (collectively, the “Special Purpose Provisions”) shall only be amended by unanimous approval of the Board and the Independent Manager, unless such amendment, alteration, change or repeal shall become effective contemporaneously with and conditioned upon the Base Return having been achieved for all Class B Units and no Class B Units remaining outstanding. In the event of any conflict between any Special Purpose Provisions and any other provision of this Agreement or any other document governing the formation, management or operation of the Company, the Special Purpose Provisions shall control.

(e)           Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Board, any Officer or any other Person, none of the Board, any Officer or any other Person shall be authorized or empowered, nor shall they permit the Company, without the prior consent of the Independent Manager and the Class B Representative, to cause any Bankruptcy Event or event requiring a Material Approval to occur; provided, however, that the foregoing restriction shall not apply if such Bankruptcy Event shall occur and become effective contemporaneously with and conditioned upon fulfillment of the Obligations in full.

Section 5.15         Insurance for Transferred Assets. On the date hereof, the Operator has, on behalf of the Company Group, entered into, at the Company’s sole cost and expense, insurance with respect to the Transferred Assets, with coverage limits and other terms and conditions reasonably acceptable to the Board (including the Class B Manager).

Article VI
EXCULPATION AND INDEMNIFICATION; DUTIES

Section 6.1            Indemnification.

(a)            Subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals (a “Proceeding”), in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless pursuant to this Agreement if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or engaged in fraud, gross negligence or willful misconduct. Any indemnification pursuant to this Section 6.1 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b)           Any right to indemnification conferred in this Section 6.1 shall include a limited right to be paid or reimbursed by the Company for any and all reasonable expenses as they are incurred by a Indemnitee entitled or authorized to be indemnified under this Section 6.1 who was, is or is threatened, to be made a named defendant or respondent in a Proceeding in advance of the final disposition of the Proceeding and without any determination as to such Indemnitee’s ultimate entitlement to indemnification; provided, however, that the payment of such expenses incurred by any such Indemnitee in advance of final disposition of a Proceeding shall be made only upon delivery to the Company of a written affirmation by such Indemnitee of its good faith belief that he has met the requirements necessary for indemnification under this Section 6.1 and a written undertaking by or on behalf of such Indemnitee to promptly repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section 6.1 or otherwise.

(c)            The indemnification provided by this Section 6.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d)            Without limiting the Company’s obligation to procure director and officer insurance pursuant to Section 5.11(d), the Company may purchase and maintain insurance, on behalf of the Company, its Affiliates, the Indemnitees and such other Persons as the Company shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s or any of its Affiliate’s activities or such Person’s activities on behalf of the Company or any of its Affiliates, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e)            The provisions of this Section 6.1 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(f)             Any amendment, modification or repeal of this Section 6.1 or any provision hereof shall be prospective only and shall not in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 6.1 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(g)            TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SUBJECT TO Section 6.1(a), THE PROVISIONS OF THE INDEMNIFICATION PROVIDED IN THIS Section 6.1 ARE INTENDED BY THE MEMBERS TO APPLY EVEN IF SUCH PROVISIONS HAVE THE EFFECT OF EXCULPATING THE INDEMNITEE FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF SUCH PERSON’S NEGLIGENCE, FAULT OR OTHER CONDUCT.

Section 6.2            Liability of Indemnitees.

(a)            Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company, the Members, any Substituted Member or any Additional Member, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee breached this Agreement or aided and abetted a breach of this Agreement, acted in bad faith or engaged in fraud, gross negligence, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b)           Any amendment, modification or repeal of this Section 6.2 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 6.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 6.3            Duties.

(a)            To the fullest extent permitted by law, including Section 18-1101(c) of the Act, the Managers (each in his or her capacity as a Manager) shall owe no fiduciary or similar duty or obligation whatsoever to the Company, any Member or other holder of Units or any other Person. Whenever the Board, or any committee thereof, makes a determination or takes or declines to take any other action, then, unless another express standard is provided for in this Agreement (including, for the avoidance of doubt, as provided in the preceding sentence), the Board, or such committee (as the case may be), shall make such determination or take or decline to take such other action in good faith and shall not be subject to any higher standard contemplated hereby or under the Act or any other law or at equity. A determination, other action or failure to act by the Board or any committee thereof (as the case may be) will be deemed to be in good faith unless the Board or any committee thereof (as the case may be) believed such determination, other action or failure to act was adverse to the interests of the Company. In any proceeding brought by the Company, any Member or any Person who acquires an interest in a Unit or any other Person who is bound by this Agreement challenging such action, determination or failure to act, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act was not in good faith. Notwithstanding the foregoing, to the fullest extent permitted by law, including Section 18-1101(e) of the Act, no Manager shall be liable to the Company, any Member or other holder of Units or any other Person for breach of duties (including fiduciary duties), unless such Member acted in bad faith or engaged in willful misconduct.

(b)            To the extent that, at law or in equity, a Member (in its capacity as such) owes any duties (including fiduciary duties) to the Company, any other Member or other holder of Units or any other Person pursuant to applicable laws or this Agreement such duty is hereby eliminated to the fullest extent permitted pursuant to law, including Section 18-1101(c) of the Act, it being the intent of the Members that to the extent permitted by law and except to the extent another express standard is specified elsewhere in this Agreement, no Member (in its capacity as such) shall owe any duties of any nature whatsoever to the Company, the other Members or any other holders of Units or any other Person, other than the duty of good faith and fair dealing, and each Member may decide or determine any matter in its sole and absolute discretion taking into account solely its interests and those of its Affiliates (excluding the Company and its Subsidiaries) subject to the duty of good faith and fair dealing. To the fullest extent permitted by law, including Section 18-1101(e) of the Act, no Member shall be liable to the Company, any other Member or other holder of Units or any other Person for breach of duties (including fiduciary duties), unless such Member acted in bad faith or engaged in willful misconduct.

(c)            Subject to, and as limited by the provisions of this Agreement, all officers of the Company in the performance of their duties as such, shall act in good faith and to the best of their abilities.

(d)            The provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties (including fiduciary duties) and liabilities of the Board, an officer of the Company or a Member otherwise existing at law, in equity or by operation of the preceding sentences, are agreed by the Company and the Members to replace such duties and liabilities of the Board, such officer or Member. The Members (in their own names and in the name and on behalf of the Company), acknowledge, affirm and agree that (a) none of the Members would be willing to make an investment in the Company or enter into this Agreement in the absence of this Section 6.3, and (b) they have reviewed and understand the provisions of Section 18-1101(c) and (e) of the Act.

(e)            Nothing in this Agreement is intended to or shall eliminate any implied contractual covenant of good faith and fair dealing or otherwise relieve or discharge any Member from liability to the Company or the Members on account of any fraudulent or intentional misconduct of such Member.

Section 6.4            Lack of Authority. No Member in its capacity as such has any management power over the business and affairs of the Company or the authority or power to act for or on behalf of the Company in any manner or way, to bind the Company, or do any act that would be (or could be construed as) binding on the Company, in any manner or way, or to make any expenditures on behalf of the Company, unless such specific authority and power has been expressly granted to and not revoked from such Member by the Board. The Members hereby consent to the exercise by the Board of the powers conferred on it by law and this Agreement. For the purposes of clarity, nothing in this Section 6.4 is intended to, and nothing in this Section 6.4 shall be construed to, derogate from the rights of the Class B Members expressly contemplated by this Agreement.

Section 6.5            Corporate Opportunities.

(a)            Except as otherwise provided in any other agreement or contract to which the Company is a party, including the MSA, (i) each Member and officer of the Company and their respective Affiliates shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Company, independently or with others, including business interests and activities in direct competition with the business and activities of the Company, and none of the same shall constitute a breach of this Agreement or any duty otherwise existing at law, in equity or otherwise, to the Company or any Member, and (ii) none of the Company, any Member or any other Person shall have any rights by virtue of this Agreement or the business relationship established hereby in any business ventures of any Member or officer of the Company and their respective Affiliates.

(b)            None of the Company, any Member or their respective Affiliates shall have any duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company, any Member or their respective Affiliates or to refrain from any actions specified in Section 6.5(a). The Company, on its own behalf and on behalf of its Affiliates and Members, hereby irrevocably waives any right to require any Member or its Affiliates to act in a manner inconsistent with the provisions of this Section 6.5(b). Except as provided for herein, no Member or its Affiliates shall be liable to the Company, any other Member or their respective Affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6.5, or of any such Person’s participation in any activities or omissions of the types referred to in this Section 6.5.

(c)            Notwithstanding the generality of the foregoing Section 6.5(a), and subject to the final proviso of Section 5.8, for so long as EQM is a Founding Member (as defined in the MVP LLCA) in connection with any Additional Transportation Facilities (as defined in the MVP LLCA) contemplated by MVP (a “Growth Opportunity”), EQM shall provide Sponsor (for so long as Sponsor holds Class B Units and subject to any applicable confidentiality obligations) a description of such Growth Opportunity, including (i) the estimated financing process required in respect thereof, (ii) EQM’s good faith estimate of the anticipated budget, including capital expenditure, if any, relating to the Growth Opportunity and (iii) upon the reasonable request of Sponsor any reports or related supporting information that are prepared by the Company or its Subsidiaries in the ordinary course (or are otherwise not materially burdensome to prepare) and that are customarily provided to potential financing sources for a similar transaction, and shall consider, in good faith, any firm proposal from Sponsor or its Affiliates to pursue such Growth Opportunity through the Company or its Subsidiaries.

Article VII
BOOKS, RECORDS, ACCOUNTING AND REPORTS; INSPECTION

Section 7.1            Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 7.2 or pursuant to applicable laws, on an accrual basis in accordance with GAAP.

Section 7.2            Information Rights; Reports.

(a)            The Company shall deliver or cause to be delivered to each Member, within 120 days after the end of each Fiscal Year (commencing with the Fiscal Year ending December 31, 2025), audited consolidated statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Year, and audited consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year (collectively, the “Annual Statements”). All Annual Statements shall be accompanied by (i) with respect to the consolidated portions of the Annual Statements, an opinion of an independent accounting firm of recognized national standing acceptable to the Board and (ii) a copy of such firm’s annual management letter to the Board or the governing board of directors or managers of any Subsidiary of the Company.

(b)            The Company shall deliver or cause to be delivered to each Member, within 60 days after the end of each of the first three Fiscal Quarters (commencing with the quarter ending March 31, 2025), unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the Fiscal Year to the end of such Fiscal Quarter, and unaudited consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Quarter (collectively, the “Quarterly Statements”).

(c)            The Company shall use commercially reasonable efforts to deliver or cause to be delivered to the Board, (i) not later than 15 days prior to the end of each Fiscal Year (commencing with the Fiscal Year beginning on January 1, 2026), the Annual Budget, in a form substantially similar in form and substance as the Initial Budget, prepared on a monthly basis for the Company and its Subsidiaries for the following Fiscal Year; provided that the Annual Budget for the 2025 Fiscal Year shall be provided to the Board within 15 Business Days of the Execution Date (subject to the requirements of Section 5.8 and Section 5.9), (ii) promptly upon completion thereof, any other significant budgets prepared by the Company or any of its Subsidiaries and any material revisions of such Annual Budget or other budgets and (iii) simultaneously with the delivery of any Annual Statements or Quarterly Statements, as applicable, a comparison of (A) such Annual Statements or Quarterly Statements to the Annual Budget or quarterly portion thereof for such Fiscal Year or Fiscal Quarter, as applicable, and (B) the Company’s and its Subsidiaries’ capital expenditures for such Fiscal Year or Fiscal Quarter to the corresponding Annual Budget or quarterly portion thereof, as applicable.

(d)            The Company shall deliver to the Class B Representative the following:

(i)             notice of, including copies of the definitive documentation related thereto, the entry into, extension, amendment, waiver, modification or termination of any agreement or arrangement, including with respect to the sale, exchange or disposition of any interest in the assets or property of the Company, of more than $100,000,000 in any one or series of related transactions, such notice to be provided within 15 days of the entry into such agreement or arrangement;

(ii)            notice of, including copies of any material consent orders, judgements, decrees or other similar documents, the initiation, settlement, compromise, resolution or dismissal of any litigation, arbitration or administrative proceedings in which the amount in controversy is greater than $15,000,000 or is with respect to any material action for injunctive relief or relating to a material criminal matter within 15 days of receipt by the Company of notice thereof;

(iii)          subject to prohibitions under applicable law or any contractual restriction binding on any member of the Company Group or its assets (including confidentiality obligations), (x) notice of, including copies of any communication with any Governmental Entity, including FERC, that is material to the financial performance or continuing results of operations of the Company Group, taken as a whole, and (y) notices of material violation of laws, regulations or permits by any member of the Company Group received from any Person;

(iv)           notice of, including copies of, any reports required to be delivered to the Company pursuant to the MSA; and

(v)           any other information requested by the Class B Representative reasonably required in connection with its reporting obligations to its, direct and indirect, limited partners, noteholders, owners or co-investors.

(e)            The Company shall deliver or cause to be delivered to each Member, promptly (but in any event within 10 Business Days) upon it becoming aware thereof, notice of the occurrence of any of the following, as well as a reasonably complete description of the facts and circumstances (including any estimated amounts payable to Members in connection therewith, if applicable) any (i) Fundamental Change or (ii) Trigger Event.

(f)            The Company shall deliver or cause to be delivered to each Member, promptly upon the reasonable request of such Member, such other reports and information (in any form, electronic or otherwise) in order for such Member to complete any management report on internal control over financial reporting, any certification of disclosure under applicable law or any attestation by an independent auditor with respect to any of the foregoing.

For purposes of this Section 7.2, MVP (solely with respect to information received by (x) EQM and its Affiliates in its capacity as a member of the Series A Management Committee applicable to the Mainline Facilities or (y) the Company or its applicable Subsidiary in connection with the ownership of Series A Membership Interests) shall be considered a Subsidiary of the Company.

Section 7.3            Accounts. The Operator shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company’s name with financial institutions and firms that the Operator may determine. All such accounts shall be and remain the property of the Company and all funds shall be received, held and disbursed for the purposes specified in this Agreement.

Section 7.4            Inspection by Members. Except as may be necessary to preserve attorney-client or similar privilege of the Company (as determined in good faith by the Company’s legal counsel), any Member, and any accountants, attorneys, financial advisors and other representatives of such Member, may from time to time at such Member’s sole expense for any reasonable purpose, visit and inspect the respective properties of the Company or any of its Subsidiaries, examine (and make copies and extracts of) the Company’s or any of its Subsidiaries’ respective books, records and documents of any kind, and discuss the Company’s or any of its Subsidiaries’ respective affairs with its employees or independent accountants, all at such reasonable times during normal business hours as such Member may request upon at least 20 Business Days’ advance written notice to the Company and in a manner that does not unreasonably interrupt or interfere with the operations of the Operator or the Company Group; provided, however, that (i) no Member shall be entitled to engage in such visit, inspection, examination or discussion as provided for in this Section 7.4 on more than three occasions in any one Fiscal Year and (ii) to the extent a Member intends to discuss any matters related to the Company with any third party accountants of the Company, such Member will provide prior written notice to the Board and permit one or more representatives of the Company to attend such discussion. Any Member that exercises its right of access under this Section 7.4 (an “Accessing Member”) shall (and does hereby agree to) assume, be responsible for and pay on a current basis, and shall (and does hereby agree to) defend, release, indemnify and hold harmless the Company, its Subsidiaries and the other Members (other than the Accessing Members), from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts (whether or not involving a third party claim) arising from, based upon, related to or associated with such Accessing Member’s or its representatives’ access pursuant to this Section 7.4. For purposes of this Section 7.4, MVP (solely with respect to information received by (x) EQM and its Affiliates in its capacity as a member of the Series A Management Committee applicable to the Mainline Facilities or (y) the Company or its applicable Subsidiary in connection with the ownership of Series A Membership Interests) shall be considered a Subsidiary of the Company.

Section 7.5            Public Disclosure. Unless required by law, including the rules and regulations of any securities exchange (with the advice of counsel to the Company), no press release or public announcement related to the Company, any of the Company’s Subsidiaries, this Agreement or the transactions contemplated herein or any other announcement or communication shall be issued or made by any Member, a Manager, the Company or any of its Subsidiaries without the advance approval of the Board, in which case the Board shall be provided a reasonable opportunity to review and provide suggested comments concerning the disclosure contained in such press release, announcement or communication prior to issuance, distribution or publication. The foregoing restriction shall not apply to the extent that the disclosing Member, Manager, the Company or relevant Subsidiary is making such communication pursuant to any of such Person’s bona fide financial or public reporting obligations under applicable law, including the rules and regulations of any securities exchange (including reasonable and customary disclosures of non-competitively sensitive information, as determined by such disclosing Person in its reasonable discretion, in response to questions on earnings calls). Notwithstanding anything to the contrary in this Section 7.5, (a) Sponsor shall be provided a reasonable opportunity to review and provide suggested comments to any press release, public announcement or other disclosure that contains the name of Sponsor or any of its Affiliates and (b) except to the extent required by required by law, including the rules and regulations of any securities exchange (with the advice of counsel to the Company), no such press release, public announcement or other disclosure containing the name of Sponsor or any of its Affiliates shall be issued or made without the advance approval of Sponsor.

Article VIII
TAX MATTERS

Section 8.1            Preparation of Tax Returns. The Company shall cause to be prepared and timely filed all necessary federal, state and local tax returns for the Company. The Company shall provide each Member and, in the case of clauses (a) and (b) below, each Person who was a Member at any time during a taxable year, with (a) an estimated K-1 no later than 60 days after the end of the applicable taxable year for such Member’s review and comment, and the Company shall incorporate all reasonable comments provided by any such Member to the Company within 20 days after receipt of such estimated K-1; provided, further, that the Parties agree that any comment necessary to ensure such Tax Return is prepared in accordance with this Agreement and in accordance with Applicable Law (at a “more likely than not” or higher level of comfort) shall be deemed reasonable for purposes of this clause (a), (b) a final K-1 reflecting such reasonable comments (and any other information necessary for the preparation of such Person’s United States federal and state income tax returns) no later than 150 days after the end of the applicable taxable year and (c) information reasonably requested by such Member to allow it to calculate its federal and state quarterly estimated tax payments for the second, third and fourth quarter of the applicable taxable year no later than 20 days prior to the due date of the applicable federal quarterly estimated tax payment. Each Member agrees that it shall not, without the prior written consent of the Board (such consent not to be unreasonably withheld, conditioned or delayed), (x) treat, on its own income tax returns, any item of income, gain, loss, deduction or credit relating to its interest in the Company in a manner inconsistent with the treatment of such items by the Company as reflected on the final K-1 or other information statement furnished to such Member or (y) file any claim for a refund relating to any such item based on, or which would result in, such inconsistent treatment.

Section 8.2            Tax Elections. The Company shall make the following elections:

(a)            to elect the calendar year as the Company’s Fiscal Year;

(b)            to elect the accrual method of accounting;

(c)            if requested by a Member, to elect, in accordance with Section 754 of the Code and applicable Treasury Regulations and comparable state law provisions, to adjust basis in the event any interest of the Company is transferred in accordance with this Agreement or any Company property is distributed to any Member;

(d)            to elect to deduct and amortize all costs of the Company to the extent permitted under Section 709 of the Code; and

(e)            subject to Section 5.8(s) and Section 8.3, any other elections determined by the Board.

Each Member will upon request supply any information necessary to give proper effect to any elections made by the Company.

Section 8.3            Tax Controversies. EQM shall be the Partnership Representative for purposes of the Partnership Tax Audit Rules. If the Partnership Representative is not a natural person, the Partnership Representative shall designate a “designated individual” to act on behalf of the Partnership Representative and such designated individual shall be subject to replacement by the Partnership Representative in accordance with Treasury Regulations Section 301.6223-1, and the Partnership Representative shall be responsible for the actions of the “designated individual” in their capacity as such. In addition, (a) the Board is hereby authorized to take, or cause the Company to take, such other actions as may be necessary or advisable pursuant to Treasury Regulations or other guidance to ratify the designation, pursuant to this Section 8.3, of EQM, or its designee, as the Partnership Representative; and (b) each Member agrees to take such other actions as may be requested by the Board to ratify or confirm any such designation pursuant to this Section 8.3. The Partnership Representative is authorized to take such actions and to execute and file all statements and forms on behalf of the Company that are approved by the Board and are permitted or required by the applicable provisions of the Partnership Tax Audit Rules (including making a “push-out” election under Section 6226 of the Code or any analogous election under state or local tax law and taking any actions it deems necessary or appropriate to comply with the requirements of the Code and conduct the Company’s affairs under Sections 6221 through 6241 of the Code); provided, however, that the Partnership Representative shall (x) use commercially reasonable efforts to comply with a Member’s reasonable request to modify any adjustments attributable to such Member by application of Section 6225(c) of the Code (or any analogous applicable provision of state or local law) and (y) for the Taxable Year of the Company that includes the Execution Date, make a “push-out” election under Section 6226 of the Code (or any analogous election under state or local tax law). The Partnership Representative shall keep the Members reasonably informed of any material Tax audit or administrative or judicial proceeding, including promptly notifying Members of the beginning and completion of such Tax audit or administrative or judicial proceeding involving the Company upon such notice being received by the Partnership Representative. Each Member agrees to use commercially reasonable efforts to cooperate with the Partnership Representative in accordance with this Section 8.3 in connection with any examination of the Company’s affairs by any U.S. federal, state, or local tax authorities, including resulting administrative and judicial proceedings; provided, however, that no Member shall have an obligation to file any amended tax return. No Member shall have any claim against the Partnership Representative, the Board or the Company for any actions taken (or any failures to take action) by such Persons in good faith pursuant to this Agreement. Any cost or expense incurred by the Partnership Representative or designated individual in connection with its duties, including the preparation for or pursuance of administrative or judicial proceedings, shall be paid by the Company.

Article IX
UNITS; UNIT TRANSFERS; OTHER EVENTS

Section 9.1            Record Holders. The Company shall keep a register or other records which reflect the Units. Except as otherwise required by law, the Company shall be entitled to, and shall only, recognize the exclusive right of a Person registered on its books as the record holder of a Unit, whether or not represented by a certificate, to receive distributions in respect of such Unit, to vote as the owner of such Unit and to be entitled to the benefits, and subject to the obligations, of this Agreement with respect to such Unit.

Section 9.2            Transfer Restrictions.

(a)            No Member may Transfer any of its Units except in accordance with this Section 9.2 and, if applicable, Section 9.8 and Section 9.9.

(b)            Subject to the final sentence of this Section 9.2(b), Sponsor and its Permitted Transferees shall not Transfer any of their Class B Units, in a single transaction or series of related transactions, without the prior written consent of EQM except (i) for Transfers by Sponsor or its Permitted Transferees to any Permitted Transferee of Sponsor; provided that, in the case of such a Transfer to a Permitted Transferee that is not already a party hereto, such Permitted Transferee complies with Section 3.8, Section 9.2(e) and Section 9.4, or (ii) Transfers by Sponsor or its Permitted Transferees to any Person other than a Permitted Transferee of Sponsor of a number Class B Units equal to or greater than 35,000,000 so long as after consummation of such Transfer the Blackstone Affiliated Parties continue to, directly or indirectly, (x) Control the Class B Member and (y) own, beneficially or of record, at least 50% of the Class B Units owned by the Class B Member as of the Closing, with respect to all such Transfers contemplated by this clause (ii); provided that, in the case of such a Transfer, such Person complies with Section 3.8, Section 9.2(e) and Section 9.4. Following the occurrence of a Trigger Event, if such Trigger Event remains uncured following the expiration of any actual applicable cure period, the restrictions on transfers set forth in this Section 9.2(b) shall no longer have any force or effect.

(c)            Notwithstanding anything to the contrary herein, from and after the date that is the tenth (10th) anniversary of the date hereof, if a Trigger Event has not yet occurred, Sponsor may Transfer all of its Class B Units; provided that, in the case of such a Transfer, such Person complies with Section 3.8, Section 9.2(e) and Section 9.4.

(d)           At any time any Class B Units remain issued and outstanding, EQM and its Permitted Transferees shall not Transfer any of their Class A Units, in a single transaction or series of related transactions without the prior written consent of the Class B Representative, except for (i) Transfers by EQM or its Permitted Transferees to any Permitted Transferee of EQM; provided that, in the case of such a Transfer to a Permitted Transferee that is not already a party hereto, such Permitted Transferee complies with Section 3.8, Section 9.2(e) and Section 9.4 and (ii) Transfers by EQM or its Permitted Transferees to any Person other than a Permitted Transferee of EQM of a number Class A Units equal to 9,107,143 or greater individually but less than 27,321,429 Class A Units in the aggregate, with respect to all such Transfers contemplated by this clause (ii); provided that, in the case of such a Transfer, such Person complies with Section 3.8, Section 9.2(e) and Section 9.4.

(e)            Notwithstanding anything to the contrary in this Article IX, no Transfer of Units and no Sponsor Parent Transaction shall be permitted if such Transfer would:

(i)            violate the then applicable federal or state securities laws or rules and regulations of the Securities Exchange Commission, any state securities commission or any other Governmental Entity with jurisdiction over such Transfer;

(ii)            terminate the existence or qualification of the Company under the laws of the jurisdiction of its formation;

(iii)          cause the Company to be treated as an association taxable as a corporation for U.S. federal income tax purposes;

(iv)          cause the Company to be required to register as an investment company under the Investment Company Act of 1940, or subject the Company, any of its Subsidiaries to the Investment Advisers Act of 1940, or the Employee Retirement Income Security Act of 1974;

(v)           cause the Company to be treated as a publicly traded partnership (within the meaning of Code Section 7704) for U.S. federal income tax purposes; or

(vi)          violate any other provision of this Agreement.

(f)            For any Taxable Year during which there is a Transfer of any Unit, the portion of the Profits, Losses and other items of the Company that is allocable in respect of such Member’s interest shall be apportioned between the Transferor and the Transferee of such Member’s interest using any permissible method under Section 706 of the Code and the Treasury Regulations thereunder, as determined by the Board.

(g)           Any Transfer of Units in violation of this Agreement or applicable law shall be void ab initio, and the Board has the power to rescind such Transfer, and no purported assignee thereof shall have any right to any Profits, Losses or Distributions of the Company.

Section 9.3            Effect of Transfer. Any Member who shall Transfer any Units shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges of a Member with respect to such Units. For the avoidance of doubt, this Section 9.3 shall in no way affect the rights or privileges of a Member with respect to any Units still held by such Member.

Section 9.4            Additional Restrictions on Transfer.

(a)            Each Transferee of Units, as a condition prior to such Transfer, shall execute and deliver to the Company a joinder or counterpart to this Agreement in form and substance acceptable to the Board pursuant to which such Transferee shall agree to be bound by the provisions of this Agreement.

(b)            In connection with the Transfer of any Unit, the holder of such Unit will deliver written notice to the Company describing in reasonable detail the Transfer or proposed Transfer.

(c)            No Member shall engage in any action that could facilitate the Transfer of all or any portion of the direct or indirect equity or beneficial interest in such Member by any Person (whether through Transfers or issuances of equity, assignments by operation of law by merger or consolidation of such holder into another entity or dissolution or liquidation of such Member) with the intent to avoid the provisions of this Agreement.

(d)            In order to permit the Company to qualify for the benefit of a “safe harbor” under Section 7704 of the Code, notwithstanding anything to the contrary in this Agreement, no Transfer of any Unit or economic interest shall be permitted or recognized by the Company or the Board (within the meaning of Treasury Regulations Section 1.7704-1(d)) if and to the extent that such Transfer would cause the Company to have more than 100 partners (within the meaning of Treasury Regulations Section 1.7704-1(h), including the look-through rule in Treasury Regulations Section 1.7704-1(h)(3)).

(e)            No holder of a Class B Unit shall Transfer or permit the Transfer of any Units to any Person set forth on Schedule VI (a “Restricted Transferee”).

Section 9.5            Transfer Fees and Expenses. The Transferor and Transferee of any Units in the Company shall be jointly and severally obligated to reimburse the Company for all reasonable out-of-pocket expenses (including attorneys’ fees and expenses) incurred by the Company for any Transfer or proposed Transfer, whether or not consummated.

Section 9.6            No Appraisal Rights. No Member shall be entitled to any valuation, appraisal or similar rights with respect to such Member’s Units, whether individually or as part of any class or group of Members, in the event of a merger, consolidation, sale of the Company or other transaction involving the Company or its securities unless such rights are expressly provided by the agreement of merger, agreement of consolidation or other document effectuating such transaction.

Section 9.7            Closing Date. Any Transfer and any related admission of a Person as a Member in compliance with this Article IX shall be deemed effective on such date that the Transferee or Successor in Interest complies with the requirements of this Agreement.

Section 9.8            Buyout Right; Redemption.

(a)            At any time during the Buyout Period and subject to the terms provided in this Section 9.8, if the Base Return has not been achieved for all Class B Units, then EQM may, by providing written notice to the Company and the holders of Class B Units, elect to cause the Company to repurchase and the holders of Class B Units to sell to the Company (i) subject to a minimum aggregate Buyout Price of $250,000,000, any portion of the then issued and outstanding Class B Units or (ii) all of Class B Units then issued and outstanding (the Class B Units in the foregoing clauses (i) and (ii), the “Buyout Units”); provided, that if fewer than 25% of the issued and outstanding Class B Units as of the Execution Date are outstanding at the time of such notice, the Company shall, as part of the applicable Buyout Event which shall be the Final Buyout Event, be obligated to repurchase all of the then issued and outstanding Class B Units. The Buyout Units subject to such election shall be purchased by the Company pro rata from the holders of Class B Units in accordance with each holder’s Class B Percentage Interest, in exchange for payment in cash to such Class B Member of an amount equal to the product of (x) the then-applicable Buyout Price for a Class B Unit multiplied by (y) the number of Buyout Units held by such holder of Class B Units (such purchase, a “Buyout Event” and, the repurchase of the last outstanding Class B Units, the “Final Buyout Event”). EQM may not cause a Buyout Event to occur more than once per Fiscal Quarter.

(b)           At any time following commencement of the Buyout Period, if (i) the Base Return has been achieved for all Class B Units and (ii) the Final Buyout Event has not occurred, then EQM may, by providing written notice to the Company and the holders of Class B Units, elect to cause the Company to repurchase and the holders of Class B Units to sell all outstanding Buyout Units (a “Residual Equity Buyout Event”). The Buyout Units subject to a Residual Equity Buyout Event shall be sold to the Company in exchange for payment in cash to the holders of such Buyout Units of the Fair Market Value of such Buyout Units.

(c)            Notwithstanding anything to the contrary contained in this Agreement, all Buyout Events shall be subject to applicable restrictions contained in the Securities Act, the Act and in the Company’s and any of its Subsidiaries’ debt financing agreements.

(d)           If any regulatory approval, including the filing and the expiration of any waiting period under HSR Act, is required prior to the consummation of a Buyout Event, EQM (or its designee) and the applicable Class B Members shall not consummate the Buyout Event until such approval has been obtained (or in the case of the HSR Act, such filing has been completed and such waiting period has expired). The Company and the Members shall comply with the terms and conditions of Section 13.3 with respect to any Buyout Event.

(e)           If the Base Return is achieved for all outstanding Class B Units at any time prior to the commencement of the Buyout Period, then the Company shall automatically, without the need for any action by the Members, redeem all (and not less than all) of the Class B Units of the Class B Members for no additional consideration (other than the Distribution or other payment resulting in achievement of the Base Return).

Section 9.9            Sale Transactions.

(a)            If a Trigger Event remains uncured following the expiration of any applicable cure period following the occurrence of a Trigger Event, then the Class B Representative shall be entitled to direct (and the Members and Board agree to facilitate, as reasonably requested by the Class B Representative) the Company to pursue an Exit Transaction, at the Company’s sole cost and expense, by providing written notice thereof to the Company and the other Members; provided that, if the Class B Representative is entitled to direct the Company to effect an Exit Transaction hereunder as a result of (x) a Trigger Event other than a Buyout Nonoccurrence, the Company may, at any time during the first 60 days following receipt of the Class B Representative’s written notice to pursue an Exit Transaction hereunder, cure such Trigger Event to the reasonable satisfaction of the Class B Representative or (y) an event described in clause (b), clause (c) or clause (d) of the definition of “Trigger Event” that is not reasonably capable of being cured then, the Class B Representative may not direct the Company to pursue an Exit Transaction until the 60th day after occurrence of such Trigger Event. The Class B Representative may deliver written notice of its intent to pursue a Sale Transaction in connection with a Buyout Non-Occurrence up to six months prior to the expiration of the Buyout Period. Following receipt of such notice, the Company and EQM shall comply with the Cooperation Obligations set forth in Section 9.9(d) in connection with such proposed Sale Transaction. Notwithstanding the foregoing, the Class B Representative shall not be entitled to cause the Company to commence any outreach to or otherwise contact any third parties regarding such Sale Transaction prior to the expiration of the Buyout Period.

(b)           Subject to the limitations and conditions set forth in this Section 9.9, if at any time following the commencement of the Buyout Period, (i) EQM elects to consummate, or to cause the Company to consummate, a transaction or series of related transactions that would result in a Fundamental Change and (ii) such transaction or series of related transactions would provide the then current holders of Class B Units an amount of consideration equal to the then-applicable Buyout Price (a “Drag-Along Transaction”), then upon the request of EQM, at the Company’s sole cost and expense, the other Members will consent to, participate in, raise no objection against and not impede or delay such Drag-Along Transaction, and will take or cause to be taken all other actions reasonably necessary or desirable to cause the consummation of such Drag-Along Transaction on the terms proposed by EQM.

(c)            If (i) the Class B Representative, solely with respect to an Exit Transaction, or (ii) EQM, solely with respect to a Drag-Along Transaction, elects to direct or cause, as applicable, the Company to pursue, at the Company’s sole cost and expense, any Sale Transaction pursuant to this Section 9.9 (such election, the “Sale Transaction Election,” such electing Member, the “Initiating Member”), then¸ (A) following good faith consultation with the Board, such Initiating Member may identify, negotiate, structure and otherwise pursue the Sale Transaction, which Sale Transaction may be structured and accomplished as determined by such Initiating Member, whether as a merger, consolidation, sale of all or any portion of the Units, corporate reorganization, sale of assets or otherwise; and (B) the Sale Transaction shall be effected on the terms and conditions negotiated by such Initiating Member, including any terms imposing on the Members’ obligations with respect to reasonable and customary indemnities, escrows, holdbacks or other contingent obligations that are applicable to all Members equally; provided that in connection with any Sale Transaction initiated by the Class B Representative, the Class B Representative shall not be permitted to consummate a Sale Transaction with any Affiliate of Sponsor without the prior written consent of EQM. Notwithstanding the foregoing, (1) no Member shall be required to agree to any restrictive covenants, including non-competition or other restrictions affecting the operation of such Member’s business and (2) the Company shall not enter into or consummate a Sale Transaction that does not result in the achievement of the Base Return for all Class B Units without the prior written consent of the Class B Representative (in its sole and absolute discretion).

(d)            In connection with any Sale Transaction, if requested by the Initiating Member or the Board, each of the Members shall waive any dissenters’ rights, appraisal rights or similar rights that such Member may have in connection therewith. In addition, the Company shall, and the Company shall cause its Subsidiaries to, take such action as the Initiating Member or the Board may reasonably request in connection with any proposed Sale Transaction, including (A) engaging an investment banker or other advisor in connection with such Sale Transaction, (B) providing such financial and operational information as the Initiating Member may request, (C) causing senior management, employees and other representatives of the Company or its Subsidiaries or of EQM and its Affiliates (to the extent related to the business of the Company and its Subsidiaries) to cooperate (including by participating in management presentations, preparing marketing materials and making diligence materials available in an electronic data room) with the Company and the Initiating Member in any marketing process in connection with any proposed Sale Transaction, (D) making the properties, books, records and other assets of the Company available for inspection during normal business hours and upon reasonable advance notice in connection with any Proposed Sale Transaction, (E) assisting in the establishment of an electronic data room, (F) responding reasonably promptly to requests for information customarily requested for a similar transaction and (G) providing reasonable access to MVP’s (to the extent permitted pursuant to the MVP LLCA) and the Company Group’s properties at reasonable times during normal business hours (collectively, the “Cooperation Obligations”). EQM shall, and shall cause its Affiliates to, comply with the Cooperation Obligations as reasonably requested by the Initiating Member, in each case to the extent such Cooperation Obligations involve personnel or information relating to the business of MVP or the Company Group that are under the control of EQM or its Affiliates.

(e)            The Company (acting at the direction of the Initiating Member) shall regularly consult and reasonably cooperate with EQM and the Class B Representative with respect to the status of the sale or marketing process for such Sale Transaction; provided, however, that, except as provided in Section 9.9(c), the Members (other than the Initiating Member) shall have no consent, voting or appraisal rights with respect to the final terms of a Sale Transaction that is completed in a manner consistent with this Section 9.9.

(f)            Each Member hereby makes, constitutes and appoints the Company (acting at the direction of the Initiating Member) with full power of substitution and re-substitution, its true and lawful attorney, for it and in its name, place and stead and for its use and benefit, to act as its proxy in respect of any vote or approval of Members required to give effect to this Section 9.9, including any vote or approval required under Section 18-209 of the Act and any waiver contemplated by Section 9.9(c). The proxy granted pursuant to this Section 9.9(f) is a proxy coupled with an interest and is irrevocable.

(g)            Each of the Members other than the Initiating Member (collectively, the “Participating Members”) and the Company (acting at the direction of the Initiating Member), shall use commercially reasonable efforts to take or cause to be taken all such actions as may be reasonably necessary or desirable in order expeditiously to consummate such Sale Transaction and any related transactions in a fashion that maximizes the value to be received by the Members pursuant to Section 4.1, Section 4.2 or Section 10.2, as applicable, including (i) executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments customary for the type of transaction contemplated, (ii) furnishing information and copies of documents, (iii) filing applications, reports, returns, filings and other documents or instruments with Governmental Entities and (iv) otherwise using commercially reasonable efforts to fully cooperate with the Initiating Member. Without limiting the generality of the foregoing, each Participating Member agrees to execute and deliver such agreements as may be reasonably specified by the Board to which all Participating Members will also be party, including agreements to (A) make reasonable and customary individual representations, warranties, covenants and other agreements; provided that the representations and warranties provided by any Participating Member pursuant to this Section 9.9(g) shall be limited to representations and warranties relating to title and ownership of, and authority to Transfer, its Units and authority to execute and deliver the relevant agreements and instruments by such Participating Member and (B) be severally (on a pro rata basis in proportion to the related consideration to be received by each Member in connection with such Sale Transaction) liable (whether by purchase price adjustment, escrows, holdbacks, indemnity payments, contingent obligations or otherwise) with respect to representations, warranties, covenants and agreements by the Company and its Subsidiaries; provided, however, that (1) any escrow of proceeds of any such transaction shall be withheld on a pro rata basis among all Members (in proportion to the relative consideration to be received by each Member in connection with such Sale Transaction), (2) the aggregate amount of liability to a Member described in this Section 9.9(g) shall not exceed the proceeds to such Member in connection with such Sale Transaction and (3) notwithstanding the foregoing, in no event will (A) any proceeds be withheld from any Series B Member or (B) any Series B Member be required to incur any liability in accordance with this Section 9.6(g), if such holdback of proceeds or liability, would, in each case, result in the Series B Member not achieving the Base Return in connection with a Sale Transaction.

(h)            The closing of a Sale Transaction shall take place at such time and place as the Initiating Member shall specify by notice to each Participating Member and the Board no later than five Business Days prior to the closing of such Sale Transaction. At the closing of a Sale Transaction, each Member shall deliver any documentation evidencing the Units to be sold (if any) by such Member and the assignment thereof, free and clear of any liens, against delivery of the applicable consideration.

(i)            After deductions for (x) amounts paid into escrow or held back, in the reasonable determination of the Company, for indemnification or post-closing expenses, if any, subject to the second proviso in Section 9.9(g), and (y) amounts subject to post-closing purchase price adjustments, if any, the proceeds of any Sale Transaction shall be distributed to the Members in accordance with Section 4.1 in cash. Notwithstanding the foregoing, upon the determination of such purchase price adjustments, indemnification or post-closing expenses and upon release of any such escrow or hold back, as applicable, the remaining amount of the consideration to be received by the Company or its Members in the Sale Transaction, if any, shall always be distributed to the Members so that the total amount distributed is in accordance with the order of priority set forth in Section 4.1 and is always in cash.

(j)            Any expenses incurred by the Company in complying with this Section 9.9 shall be borne exclusively by the Company.

Article X
DISSOLUTION AND LIQUIDATION

Section 10.1         Dissolution. The Company will dissolve and its affairs will be wound up only upon the approval of the Board and, if applicable, the Class B Representative in accordance with Section 5.9.

Section 10.2         Liquidation and Termination. On dissolution of the Company, a majority of the Board may appoint one or more other Persons as liquidator(s). The liquidator(s) will proceed diligently to wind up the affairs of the Company and liquidate the Company’s assets and make final distributions as provided herein. The costs of liquidation will be borne as a Company’s expense. Until final distribution, the liquidator(s) will continue to operate the Company properties with all of the power and authority of the Members. Subject to Section 18-804 of the Act, the steps to be accomplished by the liquidator(s) are as follows:

(a)            The liquidator(s) shall pay, satisfy or discharge from the Company’s funds and assets all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent, conditional or unmatured contractual liabilities in such amount and for such term as the liquidator(s) may reasonably determine in accordance with the Act).

(b)            The Company will dispose of all remaining assets as follows:

(i)             first, the liquidator(s) may sell any or all Company property, and any resulting gain or loss from each sale will be computed and allocated to the Members pursuant to Section 4.4; and

(ii)            second, Company property will be distributed among the Members in accordance with Section 4.1.

Section 10.3         Cancellation of Certificate. On completion of the Distribution of the Company’s assets as provided herein, the Board (or such other Person or Persons as the Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until the effectiveness of the certificate of cancellation is filed with the Secretary of State of Delaware pursuant to this Section 10.3.

Section 10.4         Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 10.2 in order to minimize any losses otherwise attendant upon such winding up.

Section 10.5         Return of Capital. The liquidator(s) shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from the Company’s assets).

Article XI
VALUATION

Section 11.1         Determining Fair Market Value. For all purposes hereunder, “Fair Market Value” shall be the fair value that a willing buyer and a willing seller in an arm’s-length transaction occurring on the date of valuation would be willing to pay, as determined in good faith by the Board, taking into account all relevant factors determinative of value (giving effect to any transfer taxes payable or discounts in connection with such sale); provided, that (a) the Fair Market Value of the Class B Units shall equal the amount the holders of Class B Units would receive pursuant to Section 4.1 had all of the assets of the Company and/or all of the Units of the Company been sole for Fair Market Value and (b) the Fair Market Value of the Contributed Interests and Subjects Assets at the time of the EQM Contribution is set forth on Schedule III attached hereto.

Section 11.2         Objection Procedure. If any Member objects to the Board’s determination of Fair Market Value or the Board is unable to determine a Fair Market Value, the Board and such Members shall submit such objection to an independent valuation firm mutually acceptable to EQM and the Class B Representative to determine the Fair Market Value of the applicable assets or Units. The Company shall bear the costs of such valuation firm.

Article XII
SUPPORT OBLIGATIONS

Section 12.1         EQT Support Obligations. EQT shall comply with the obligations set forth on Schedule IV.

Article XIII
MISCELLANEOUS PROVISIONS

Section 13.1          Addresses and Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by (a) depositing such writing with a reputable overnight courier for next day delivery, (b) depositing such writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or (c) delivering such writing to the recipient in person, by courier or by electronic mail transmission; and a notice, request or consent given under this Agreement is effective upon receipt against the Person who receives it. All notices, requests and consents to be sent to a Member must be sent to or made at the address given for that Member on Schedule III, or such other address as that Member may specify by notice to the other Members. Any notice, request or consent to the Company or the Board must be given to the Board or, if appointed, the secretary of the Company at the Company’s chief executive offices. Whenever any notice is required to be given by law or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 13.2         Confidentiality. Each Member recognizes and acknowledges that it has received and may in the future receive certain confidential and proprietary information and trade secrets of the Company and its Subsidiaries and the Members (including their respective predecessors and Affiliates) (the “Confidential Information”). Except as otherwise consented to by the Company in writing, each Member agrees that it will not, during or after the term of this Agreement, whether directly or indirectly through an Affiliate or otherwise, use any Confidential Information for any purposes other than in connection with its investment in the Company or disclose any Confidential Information for any reason or purpose whatsoever, except for disclosures: (a) to authorized directors, managers, officers, representatives, agents and employees of such Member or its Affiliates, the Company or its Subsidiaries and as otherwise may be proper in the course of performing such Member’s obligations, or enforcing such Member’s rights, under this Agreement and the agreements expressly contemplated hereby, provided, that each such Person is informed of the confidential nature of such Confidential Information, agrees to hold such Confidential Information confidential and that the disclosing Member remains liable for any breach of this provision by such Persons; (b) made by Sponsor to its direct or indirect limited partners, noteholders, owners or co-investors; provided, that if such limited partners, owners or co-investors are receiving Confidential Information (other than with respect to the high level summary information regarding the Company’s operations), such receiving Person shall be subject to customary confidentiality provisions reasonably consistent with the confidentiality obligations contained herein and shall limit such information to customary financial reporting and information relating to the performance of the Business, without inclusion of any commercially sensitive or other operational information; (c) to any bona fide prospective purchaser of the equity or assets of the Company or its Affiliates or the Units held by such Member, to prospective financing sources, or a prospective merger partner of such Member, the Company or any of their respective Affiliates; provided, that such purchaser, financing sources, or merger partner agrees in writing to be bound by the provisions of this Section 13.2 or other confidentiality agreement that includes confidentiality and use provisions at least as restrictive as the provisions herein; (d) to attorneys, accountants and other professionals of such Member or its Affiliates who need to know such Confidential Information in order to perform services for such Member or Affiliate; (e) as is required to be disclosed by order of a court of competent jurisdiction, administrative body, self-regulatory authorities, governmental body, or by any stock exchange where the shares of any Person, Member or its Affiliates are listed, or by subpoena, summons or legal process, or by law, rule or regulation; provided that the Member shall provide to the Company (or in the case of Confidential Information of a Member, such Member) prompt notice of any such requirement to enable the Company or such Member to seek an appropriate protective order or confidential treatment (except no such opportunity shall be afforded in the case of a routine audit or examination by, or a blanket document request from, a governmental or regulatory entity that does not reference the Company, any other Member or this Agreement or if notifying the Company or such Member in advance of such disclosure is prohibited by applicable law) and shall disclose only that portion of such Confidential Information so required to be disclosed; and (f) to rating agencies who need to know such Confidential Information in order to issue a credit rating. For purposes of this Section 13.2, the term “Confidential Information” shall not include any information which (x) at the time of disclosure is, or thereafter becomes, generally available to the public (other than as a result of a disclosure by or attributable to the applicable Member), (y) was, is or becomes available to the applicable Member on a non-confidential basis from a source other than the Company or any other Member (provided, that such source was not known by such applicable Member, after reasonable inquiry, to be prohibited from disclosing such information by a legal, contractual or fiduciary obligation of confidentiality) or (z) is reasonably demonstrated by contemporaneous written documentation to have been in the applicable Member’s or its representatives’ possession on a non-confidential basis prior to its disclosure to you by or on behalf of the Company.

Section 13.3         Regulatory Filings.

(a)            The Members acknowledge and agree that, from time to time, the Company or a Member may need information from any or all of such Members for compliance with applicable laws, stock exchange rules, regulatory inquiries, regulatory reporting requirements or other requests or demands by Governmental Entities. Each Member shall use commercially reasonable efforts to provide to the Company or such other Member all information reasonably requested by the Company for purposes of compliance with applicable law, stock exchange rule, regulatory inquiries, regulatory reporting requirements or other requests or demands by Governmental Entities as promptly as reasonably practicable after the date such Member receives such request, and in any event, within an amount of time required to meet any deadline set by a request by the applicable Governmental Entity or regulatory reporting requirement (it being understood that Sponsor shall not be required to provide specific identifying information of its noteholders or direct or indirect limited partners or other similar persons except as expressly required to comply with applicable law, stock exchange rule or regulatory reporting requirements in which case Sponsor shall be permitted to provide such information directly to the applicable Governmental Entity in lieu of providing such information to the Company or its Subsidiaries). Each Member shall reasonably cooperate in any efforts or actions taken by the Company to obtain, maintain or avoid termination or forfeiture of any governmental license, approval, consent, permit or similar authorization. For the avoidance of doubt, any information provided or furnished pursuant to this Section 13.3 shall be deemed “Confidential Information” for all purposes.

(b)            If, at any time, the Company or any Member reasonably determines that the consent of a Governmental Entity is necessary or advisable or a filing is required or advisable pursuant to the HSR Act or any other applicable antitrust, competition or trade regulation laws, or other applicable law (including with respect to CFIUS, “foreign direct investment” laws or any requirements arising from the Natural Gas Act and the orders and regulations issued thereunder), in each case, in connection with any Transfer, or any other transaction or event with respect to or otherwise related to the Company (each, a “Filing Transaction”), then:

(i)             the Company and each of the Members (as applicable) shall (A) as promptly as reasonably practicable make, or cause to be made, all filings and submissions required under applicable laws with respect to the applicable Filing Transaction and (B) use commercially reasonable efforts to obtain, or cause to be obtained, clearance, approval or consent in respect of such filings and submissions (or the termination or expiration of the applicable waiting period, as applicable) (any such clearance, approval, consent, termination or expiration, “Regulatory Approval”) as promptly as reasonably practicable thereafter, which such efforts shall, for the avoidance of doubt, exclude proposing, negotiating, effecting or agreeing to the sale, divestiture, license or other disposal of any assets or businesses of a Member or any of their respective Affiliates, taking any other action that limits the right of a Member or any of their respective Affiliates to own or operate any part of its business or proposing, negotiating, effecting or agreeing to any other remedy, commitment, undertaking or condition of any kind; and

(ii)            the applicable Filing Transaction shall be contingent upon the receipt of Regulatory Approval and, to the extent Regulatory Approval is not received prior to completion of the applicable Filing Transaction, such Filing Transaction shall be delayed until Regulatory Approval is received.

Section 13.4         Amendments. Except for amendments authorized by Section 3.1(b) and Section 5.9, this Agreement and any provision hereof may be amended, waived (except as otherwise provided herein), or modified from time to time only by a unanimous written instrument signed by (a) the Members holding a majority of the Class A Units and (b) so long as any Class B Units are outstanding, the Members holding a majority of the Class B Units. Notwithstanding the foregoing, (x) any amendment or modification modifying the rights or obligations of any Member in a manner that is disproportionately adverse to (A) such Member relative to the rights of other Members in respect of Units of the same class or series or (B) a class or series of Units relative to the rights of another class or series of Units shall, in each case, be effective only with that Member’s consent or the consent of the Members holding a majority of the Units in that class or series, as applicable, and (y) any amendment or modification modifying any obligation set forth on Schedule IV shall only be effective with the consent of EQT Parent.

Section 13.5          Remedies. Each Member and the Company shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any applicable law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to seek enforcement of such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable law.

Section 13.6         Successors and Assigns. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the Parties and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns, whether so expressed or not.

Section 13.7         Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein or if such term or provision could be drawn more narrowly so as not to be illegal, invalid, prohibited or unenforceable in such jurisdiction, it shall be so narrowly drawn, as to such jurisdiction, without invalidating the remaining terms and provisions of this Agreement or affecting the legality, validity or enforceability of such term or provision in any other jurisdiction.

Section 13.8         Counterparts; Binding Agreement. This Agreement may be executed in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which will be an original and all of which together shall constitute one and the same agreement binding on all the Parties. This Agreement and all of the provisions hereof shall be binding upon and effective as to each Person who (a) executes this Agreement in the appropriate space provided in the signature pages hereto notwithstanding the fact that other Persons who have not executed this Agreement may be listed on the signature pages hereto and (b) may from time to time become a party to this Agreement by executing a counterpart of or joinder to this Agreement.

Section 13.9         No Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 13.10       Further Action. The Parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 13.11       Entire Agreement. This Agreement, the other Transaction Documents and the other agreements and documents expressly referred to herein are intended by the Members as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the Parties in respect of the subject matter contained herein and therein. This Agreement, the other Transaction Documents and the other agreements and documents expressly referred to herein or therein supersede all prior agreements and understandings between the Parties with respect to such subject matter, including the Original LLC Agreement. Each of the Members acknowledges and agrees that in executing this Agreement (a) the intent of the Parties in this Agreement and the other Transaction Documents shall constitute an unseverable and single agreement of the Parties with respect to the transactions contemplated hereby and thereby, (b) it waives, on behalf of itself and each of its Affiliates, any claim or defense based upon the characterization that this Agreement and the other Transaction Documents are anything other than a true single agreement relating to such matters and (c) the matters set forth in this Section 13.11 constitute a material inducement to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. Each of the Members stipulates and agrees (a) not to challenge the validity, enforceability or characterization of this Agreement and the other Transaction Documents as a single, unseverable instrument pertaining to the matters that are the subject of such agreements, (b) this Agreement and the other Transaction Documents shall be treated as a single integrated and indivisible agreement for all purposes, including the bankruptcy of any Party and (c) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 13.11.

Section 13.12        Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All claims shall be resolved in accordance with Section 13.13.

Section 13.13       Consent to Jurisdiction; Waiver of Trial by Jury.

(a)            Each Member and the Company irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the Court of Chancery of the State of Delaware, and any appellate court from thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Court of Chancery of the State of Delaware, and (iv) waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Court of Chancery of the State of Delaware. Each Member and the Company agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Member and the Company irrevocably consents to service of process in the manner provided for notices in Section 13.1. Nothing in this Agreement will affect the right of any Member or the Company to serve process in any other manner permitted by applicable law.

(b)            EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 13.14      Construction; Interpretation. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the Parties, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. If a word or phrase is defined, its other grammatical forms have a corresponding meaning and a defined term has its defined meaning throughout this Agreement and each Exhibit to this Agreement, regardless of whether it appears before or after the place where it is defined. Unless otherwise specified, all references to days or months shall be deemed references to calendar days or months. Whenever required by the context, references to a Fiscal Year shall refer to a portion thereof. All references to “$” shall be deemed references to United States dollars. Unless the context otherwise requires, any reference to a “Section,” “Exhibit” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable. The words “hereof,” “herein,” “hereto,” “hereby” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” shall mean “including, without limitation.” The words “shall” and “will” have equal meaning, force and effect and connote an obligation and an imperative, rather than a futurity. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Reference to any law or regulation means such law or regulation as amended or otherwise modified from time to time, and reference to particular provisions of any law or regulation include a reference to the corresponding provisions of any succeeding law or regulation. Reference to any governmental entity or any governmental department, commission, board, bureau, agency, regulatory authority, instrumentality or judicial or administrative body, in any jurisdiction shall include any successor to such entity. The use of the words “or,” “either” and “any” shall not be exclusive. The phrase “to the extent” means the degree to which the subject or matter thereof extends or applies and such phrase does not mean simply “if.” The Parties have participated jointly in the negotiation and drafting of this Agreement; accordingly, the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

Section 13.15       No Third Party Beneficiaries. Except as set forth in Section 13.16, the provisions of this Agreement are for the exclusive benefit of the Members and the Company and their respective successors and permitted assigns and, solely with respect to Section 6.1, the Indemnitees. Except for the foregoing, this Agreement is not intended to benefit or create rights in any other Person.

Section 13.16       No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Member may be a partnership or limited liability company, each Member hereto, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Members shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any documents, agreements, or instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against, any former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Member (or any of their successor or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder or member of any Member (or any of their successors or permitted assignees) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Members, whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of such Party against such Persons, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any such Persons, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated hereby, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

Section 13.17       Expenses. For so long as Sponsor owns any Class B Units, Sponsor shall be entitled to a payment by the Company of $1,500,000 per year (subject to increase on an annual basis by 2.0%), in consideration of the cost and expenses incurred directly or indirectly by Sponsor in connection with its ownership of Class B Units. The Company and the Members shall treat any such payments as guaranteed payments for the use of capital pursuant to Section 707(c) of the Code.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

PIPEBOX LLC

By:	/s/ Rob Wingo
Name:	Rob Wingo
Title:	President

EQM MIDSTREAM PARTNERS, LP

By: EQGP Services, LLC, its General Partner

By:	/s/ Rob Wingo
Name:	Rob Wingo
Title:	President

EQT CORPORATION, solely for the purposes of Article XII (and, to the extent necessary to give effect to such provisions, Article I and Article XIII)

By:	/s/ Jeremy Knop
Name:	Jeremy Knop
Title:	Chief Financial Officer

PIBB MEMBER LLC

By: Pibb Member Holdings LLC, its sole member

By:	/s/ Marisa Beeney
Name:	Marisa Beeney
Title:	Authorized Person

Signature Page

Amended and Restated Limited Liability Company Agreement of PipeBox LLC

SCHEDULE I

BOARD CRITERIA

Each Manager and Board Observer shall provide a certification to the Company that he or she does not serve and will not serve on the board of an entity that has “competitive sales” above the de minimis exemptions as defined in Section 8 of the Clayton Antitrust Act of 1914 (the “Board Certification”).

Notwithstanding anything in this Agreement to the contrary, if the Board, in its reasonable discretion, determines that the statements made in a Manager’s Board Certification are not accurate, and the appointment of such Manager is in violation of applicable law, the Board shall be entitled to remove such Manager from the Board by written notice to such Manager. In the event of a removal of a Class B Manager from the Board, the Board shall provide written notice to the Class B Representative and, upon reasonable request by the Class B Representative, the Company shall provide the Class B Representative with reasonable access to the Company’s financial data and information (including sales and revenue information) to allow the Class B Representative to make an appointment of a Class B Manager that fulfills the Board Certification.

Notwithstanding anything in this Agreement, including Article VII, to the contrary, (a) if the Board, in its reasonable discretion, determines that any Class B Member owns equity interests in any entity where such ownership by such Class B Member (i) would reasonably be expected to cause, or is causing, Overlap with the Company or its Affiliates and (ii) would reasonably be expected to result in potential regulatory enforcement actions as a result of such Overlap (clauses (i) and (ii), an “Overlap Event”), then the Board shall be entitled to redact any information deliverable to such Class B Member pursuant to this Agreement to the extent reasonably necessary to comply with applicable anti-trust laws and (b) if the Board, in its reasonable discretion, or any Class B Member determines that any Affiliate of such Class B Member would cause, or is causing, an Overlap Event to occur, then such Class B Member shall use commercially reasonable efforts to redact any information delivered to such Class B Member pursuant to this Agreement before such information is delivered to such Affiliate to the extent reasonably necessary to comply with applicable anti-trust laws.

SCHEDULE IV

SUPPORT OBLIGATIONS

Section 1.1            EQT Contracts.

(a)            EQT, as the ultimate beneficial equity owner of the Class A Member, will or will cause its applicable non-Company Group subsidiaries (each an “EQT Counterparty”) to (i) renew or replace each contract listed on the Schedule of EQT Contracts (collectively, together with each other contract that directly or indirectly renews or replaces any contract listed on the Annex I to this Schedule IV, the “EQT Contracts”) between the applicable EQT Counterparty and the applicable member of the Company Group, prior to or concurrently with the end of the applicable term of each such EQT Contract (the “Contract End Date”) and (ii) provide that each contract renewing or replacing an EQT Contract (each, a “Renewed Contract”) shall contain terms (x) generally consistent with those contained in the EQT Contract being renewed or replaced and (y) with respect to the following terms, as noted below (collectively, the “Contract Requirements”):

(i)             all service fees under the applicable Renewed Contract (including, as applicable, all tariff rates, reservation fees, overrun fees and other fees for service) (the “Service Fees”) shall be no less in any applicable period than the lesser of (A) the applicable Service Fees under the associated EQT Contract (as of the Execution Date, but giving effect to any escalation, increase or similar adjustments applicable to Service Fees under such EQT Contract at the time of renewal), and (B) if the associated EQT Contract provides for service on a FERC jurisdictional asset, the maximum recourse rate then in effect for such EQT Contract, as specified in the applicable tariff as of the Execution Date;

(ii)            the term of such Renewed Contract shall expire no earlier than the 20th anniversary of the Execution Date; provided that, at EQT’s sole election, a Renewed Contract may have a term expiring prior to the 20th anniversary of the Execution Date and in such event, EQT will (or will cause the applicable EQT Counterparty to) renew or replace such Renewed Contract prior to its Contract End Date in a manner otherwise consistent with the terms of this Schedule IV and the applicable EQT Contract and thereafter will be obligated to continue to renew or replace such Renewed Contract until such time as the term expires no earlier than the 20th anniversary of the Execution Date; and

(iii)           the amount of any applicable minimum volume commitment, firm volume, capacity reservation or other similar commitment for firm service (“Volume Commitment”) in the Renewed Contract shall be no less than the amount of the Volume Commitment set forth in the associated EQT Contract, determined based on the most recent annual period covered by such EQT Contract as of the termination or expiration date thereof (provided that such Volume Commitments must not be less than the Volume Commitment under the associated EQT Contract as of the Execution Date), and without taking into account any amendments to increase or decrease such Volume Commitments (if any) after the Execution Date.

(b)            Notwithstanding the foregoing in Section 1.1(a):

(i)             the applicable member of the Company Group shall be permitted to negotiate and enter into a new, substitute contract with a creditworthy third party to replace (in whole or in part) an EQT Contract on terms consistent with the Contract Requirements and otherwise not materially less favorable to the Company Group than the terms in the original EQT Contract (the resulting contract, a “Substitute Contract”); provided, that if the third party to such Substitute Contract does not have a rating of “BBB-” or better by S&P Global Ratings, “BBB-” or better by Fitch Group or “Baa3” or better by Moody’s at any time on or after the entry into such Substitute Contract, then such Substitute Contract will be deemed to be a Renewed Contract and an EQT Contract for the purposes of this Schedule IV (including Section 1.2); and

(ii)            in lieu of entering into a single Renewed Contract or a single Substitute Contract to replace an EQT Contract, EQT may (or may cause the applicable EQT Counterparty to) execute one or more Renewed Contracts and Substitute Contracts, that individually or collectively satisfy the Contract Requirements.

(c)            The applicable EQT Counterparty and member of the Company Group party to such Renewed Contract or Substitute Contract will cooperate with each other and take all reasonable steps necessary to obtain consent or authorization from any applicable governmental authority or third party to enter into any Renewed Contract or Substitute Contract.

(d)            If EQT fails to renew or replace an EQT Contract, as and when required, EQT will reimburse the Class B Member for all reasonable and documented out-of-pocket costs and expenses (including fees and disbursements of counsel) incurred by the Class B Member and its Affiliates in connection with the collection of such amount and enforcement by the Class B Member of its rights under this Schedule IV.

Section 1.2            Guarantee. EQT hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the payment obligations of each EQT Counterparty and Third Party Counterparty pursuant to any EQT Contract in effect during the term of this Agreement (the “Guarantee”). The Guarantee and EQT’s other obligations under this Schedule IV (collectively, the “Support Obligations”) are valid and in full force and effect and constitutes the valid and binding obligation of EQT, enforceable in accordance with its terms. The Guarantee is an irrevocable guarantee of payment (and not just of collection) and shall continue in effect notwithstanding any extension or modification of the terms of this Agreement or any assumption without the consent of the Class B Representative of any such guaranteed obligation by any other party. Without limiting the generality of the foregoing, the obligations of EQT under this Agreement shall not be affected by or contingent upon (i) the liquidation or dissolution of, or the merger or consolidation of such EQT Counterparty or Third Party Counterparty with or into any Person or any sale or transfer by such EQT Counterparty or Third Party Counterparty, as applicable, of all or any part of its property or assets, (ii) a Bankruptcy Event involving or affecting such EQT Counterparty or Third Party Counterparty, (iii) any modification, alteration, amendment or addition of or to this Agreement (except for a modification, alteration, amendment or addition of this Schedule IV) or (iv) any defense of such EQT Counterparty, Third Party Counterparty or any other Person (with or without notice) which might constitute a legal or equitable discharge of a surety or a guarantor or otherwise.

Section 1.3            MVP Distribution Support. If the amount of any Distribution made to the Class B Members pursuant to Section 4.1 of the Agreement is decreased as a result of the application of Section 4.3 of the Agreement (the amount of such reduction, the “Distribution Deficit”), EQT shall pay or cause to be paid to the Company, by wire transfer of immediately available funds, an amount equal to the Distribution Deficit within 30 days of the date of the Distribution that gave rise to such Distribution Deficit. Upon receipt of such funds from EQT, the Company shall promptly pay or cause to be paid to the Class B Members, an amount equal to such Distribution Deficit.

Section 1.4            EQT Representations and Warranties. EQT hereby represents and warrants as follows: (a) EQT is duly formed and validly existing under the laws of Pennsylvania, and has all power and authority to execute, deliver and perform obligations created by this Schedule IV; (b) the execution, delivery and performance of this Agreement by EQT has been duly and validly authorized and approved by all necessary corporate action; (c) this Agreement has been duly and validly executed and delivered by EQT and constitutes a valid and legally binding obligation of EQT, enforceable against EQT in accordance with its terms; (d) all consents, approvals, authorizations of, or filings with, any Governmental Entity necessary for the due execution, delivery and performance of this Agreement by EQT have been obtained or made; (e) the execution, delivery and performance by EQT of this Agreement do not and will not violate its organizational and governing documents, any applicable law or any material contractual restriction binding on EQT or its assets; and (f) EQT has, and, for so long as this Schedule IV shall remain in effect in accordance with its terms, EQT shall have, funds sufficient to satisfy all of its obligations hereunder.

Section 1.5            EQT Covenants. EQT will provide the Company and the Sponsor with (a) any notice to renew, terminate, or extend a EQT Contract, (b) copies of each Renewed Contract or Substitute Contract (including identifying the EQT Contracts being so renewed or replaced), and (c) such other information in EQT’s possession or control that is (i) reasonably requested by Sponsor and (ii) necessary to confirm EQT’s compliance with the obligations in Section 1.1 of this Schedule IV.

Section 1.6            EQT Defenses. EQT waives all defenses and discharges it may have or otherwise be entitled to as a guarantor or surety and further waives presentment for payment or performance, notice of nonpayment or nonperformance, demand, diligence or protest., including:

(a)            notice of acceptance of this Agreement;

(b)           promptness, diligence, demand, presentment, protest and notice of any kind, including notice of the existence, notice of creation or incurring of any new or additional indebtedness or obligation, notice of default or failure to perform on the part of any member of the Company Group, EQT Counterparty or Third Party Counterparty, notice of any amendment, modification or waiver of or under any EQT Contract, and all other notices or demands not expressly required hereunder or under applicable law (which cannot be waived);

(c)            any right to require that any action or proceeding be brought against any member of the Company Group, EQT Counterparty, Third Party Counterparty or any other person, or to require any person seek enforcement of any performance of the Support Obligations against any other Person, prior to any action against EQT under the terms hereof;

(d)           any defense that may arise by reason of the incapacity, lack of power or authority, death, dissolution, merger, termination or disability of EQT or any other Person or the failure of any person to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of EQT, any member of the Company Group, EQT Counterparty, Third Party Counterparty or any other Person;

(e)           to the extent waivable, any defense based upon any statute or rule of law which conflicts with the terms of this Agreement; and

(f)            any defense that may arise by reason of EQT no longer holding a direct or indirect interest in any member of the Company Group; and

(g)           any defense based on any renewal, compromise, extension, acceleration, amendment, modification or waiver of or any consent or departure from the terms of any EQT Contract.

No delay in the exercise of, or failure to exercise, any rights hereunder shall operate as a waiver of such rights, a waiver of any other rights or a release of EQT from any of its obligations hereunder. The Class B Members entered into this Agreement in reliance upon this Article XII. EQT acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated hereby and that the waivers and agreements by EQT set forth in Section 1.2 and this Section 1.5 are knowingly made in contemplation of such benefits.

Section 1.7            Miscellaneous.

(a)            This Schedule IV and the obligations of EQT hereunder shall automatically be reinstated if and to the extent that for any reason any payment made by EQT pursuant to this Agreement is rescinded or otherwise restored to EQT, whether as a result of any Bankruptcy Event or as a result of any settlement or compromise in respect of such payment, and EQT shall pay the Company on demand all of its reasonable costs and expenses (including reasonable fees of counsel) incurred by any member of the Group in connection with such rescission or restoration.

(b)            The Parties hereby irrevocably confirm and agree that EQT’s agreements and obligations hereunder are for the benefit of the Class B Members. EQT hereby irrevocably waives, to the extent it may do so under applicable law, any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the Bankruptcy Code or equivalent provisions of the laws or regulations of any other jurisdiction with respect to any proceedings, or any successor provision of law of similar import, in the event of any Bankruptcy Event with respect to a member of the Company Group. EQT agrees that it may not assert any defense, claim or counterclaim due to a Bankruptcy Event of a member of the Company Group denying liability hereunder on the basis that this Agreement is an executory contract or a “financial accommodation” that cannot be enforced. If Bankruptcy Event with respect to any member of the Company Group shall occur, the EQT agrees, after the occurrence of such Bankruptcy Event, to reconfirm in writing, to the extent permitted by applicable law, the provisions of this Schedule IV.

SCHEDULE VI

Restricted Transferee

Any Person:

(a)            Engaged in the business of (i) exploration, development, or production of natural gas, natural gas liquids, or crude oil or (ii) developing or owning and operating midstream pipeline, transmission or storage assets, in each case (x) including any Controlled Subsidiaries of any such Person and any Person that Controls any such Person but (y) excluding any Person, including any Subsidiary of such Person, whose principal business activity is acquiring, holding and selling investments (including controlling interests) in other Persons;

(b)            That is, or is an Affiliate of a Person, engaged primarily in activist investments; provided, that the foregoing restriction shall not apply to a Transfer to a Permitted Transferee described in clause (c) of the definition thereof;

(c)            That is (i) from any country listed, or to be listed and awaiting addition to, country group D:1, D:5, E:1 or E:2 in Supplement No. 1 to 15 C.F.R. Part 740 or (ii) listed on the Entity List, Denied Persons List, Unverified List, or Military End User List maintained by the U.S. Department of Commerce; or

(d)            That has been, or is, the target of any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the United States, (ii) the United Nations Security Council, (iii) the European Union and (iv) the United Kingdom (“Sanctions”), including by virtue of being (a) listed on any Sanctions-related list of designated or blocked persons, (b) a Governmental Entity of, resident or located in, or organized under the Laws of a country or territory that is the subject of comprehensive Sanctions or (c) directly or indirectly 50% or more owned (in the aggregate) or controlled by any one or more of the foregoing.

SCHEDULE VII

Consequences of Distribution Failures

(a)            Notwithstanding anything in Section 4.1(a) to the contrary, if (x) the Company has made a Distribution Block Election and (y) the Company has failed to distribute all Available Cash on the Payment Date on which such Available Cash would have been available for Distribution pursuant to Section 4.1(a) had a Distribution Block Election not occurred, subject to the expiration of a 60 day period to cure such failure and such failure has not been cured by the Company prior to the expiration of such period (a “Distribution Failure Event”), then the provisions of (b) below shall apply. Without limiting the foregoing, in respect of any Payment Date where a Distribution Block Election has been made, the Company shall, within 30 days following the applicable Payment Date to which such Distribution Block Election applies, make a Distribution from Available Cash as follows:

(i)             the applicable Class A Distribution Failure Amount to the holders of Class A Units (pro rata based upon each such holder’s Class A Percentage Interest); and

(ii)            the applicable Class B Distribution Failure Amount to the holders of Class B Units (pro rata based upon each such holder’s relative Accrued Amount). For the avoidance of doubt, the Company shall not be required, without the consent of the Board pursuant to Section 5.8(g), to make Distributions pursuant to this (a) that would constitute a “return of capital” in respect of any Class B Unit for book accounting or tax accounting purposes.

(b)            Notwithstanding anything to the contrary in this Agreement, if (x) a Distribution Failure Event has occurred or (y) the Company has made Distribution Block Elections in respect of two (2) Payment Dates (whether or not consecutive, and whether or not any Distributions in respect thereof have been made in accordance with (a) above), then, upon the election by written notice of the Class B Representative to the Board, the following provisions shall apply from and after such Distribution Failure Event or second Distribution Block Election, as applicable, without the need for any further action from the Company, the Board or any Member:

(i)             all Distributions (which for the avoidance of doubt shall still require approval of the Board pursuant to Section 5.8(g)) shall be made pursuant to Section 4.1(a)(i) (for the avoidance of doubt, not pursuant to Section 4.1(a)(ii), including after the Base Return has been achieved);

(ii)            the provisions of Section 9.8 shall no longer apply; and

(iii)           the restrictions on Transfer of Class B Units set forth in Section 9.2(b) shall no longer apply.

(c)           For purposes of this Schedule VII, the following terms shall have the following meanings:

(i)             “Class B Distribution Failure Amount” means (a) prior to the achievement of the Base Return, an amount equal to the lesser of (i) the Accrued Amount in respect of all issued and outstanding Class B Units and (ii) the product of (A) the Class B Distribution Percentage multiplied by (B) Available Cash as of the Payment Date that is the subject of such Distribution Block Election and (b) on and following the achievement of the Base Return, an amount equal to the product of (A) the Residual Class B Distribution Percentage multiplied by (B) Available Cash as of the Payment Date that is the subject of such Distribution Failure Event.

(ii)            “Class A Distribution Failure Amount” means, as of any date of determination, an amount equal to the product of (a) the Class B Distribution Failure Amount multiplied by (b) the ratio of (i) prior to the achievement of the Base Return, the applicable Class A Distribution Percentage divided by the applicable Class B Distribution Percentage and (ii) on and following the achievement of the Base Return, the applicable Residual Class A Distribution Percentage divided by the applicable Residual Class B Distribution Percentage.